Registration No. 33-

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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                                 EUROTECH, LTD.
             (Exact name of registrant as specified in its charter)

                                 ---------------

     District of Columbia               873-8731                 33-0662435
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                              1200 Prospect Street
                                    Suite 425
                            LaJolla, California 92037
                                 (619) 551-6844
                          (Address and telephone number
                         of principal executive offices)


                             Randolph A. Graves, Jr.
                             Chief Executive Officer
                              1200 Prospect Street
                                    Suite 425
                            LaJolla, California 92037
                                 (619) 551-6844
                          (Name, address, and telephone
                          number of agent for service)

                                 ---------------

                                   Copies to:

                             Vincent J. McGill, Esq.
                    Phillips Nizer Benjamin Krim & Ballon LLP
                                666 Fifth Avenue
                          New York, New York 10103-0084
                                 (212) 977-9700

                                 ---------------

      Approximate dates of proposed sales to the public: From time to time after this Registration Statement becomes effective.

                                 ---------------

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                        CALCULATION OF REGISTRATION FEE

================================================================================
                                        Proposed      Proposed
                                        Maximum        Maximum
   Title of Each         Amount         Offering      Aggregate      Amount of
Class of Securities       To Be        Price Per      Offering     Registration
 to be Registered      Registered       Share(1)      Price(1)          Fee
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Common Stock, par
value $.00025 per
share               3,985,035 shares     $5.125      $20,423,304     $6,188.88
================================================================================

(1) The Shares are offered at prices not presently determinable. The offering price is estimated pursuant to the provisions of Rule 457 solely for the purpose of calculating the registration fee (based on the average bid and ask price for the Company's Common Stock as reported by the National Quotation Bureau on May 1, 1997.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EUROTECH, LTD.
        Cross reference sheet pursuant to Item 501(b) of Regulation S-K

Registration Statement Items and Headings              Location in Prospectus
-----------------------------------------              ----------------------

1.  Forepart of the Registration Statement and
    Outside Front Cover of Prospectus..............  Facing page of registration statement and outside front
                                                     cover page

2.  Inside Front and Outside Back Cover Pages of
    Prospectus.....................................  Inside front and outside back cover page

3.  Summary Information, Risk Factors and Ratio
    of Earnings to Fixed Charges...................  Prospectus Summary; Risk
                                                     Factors

4.  Use of Proceeds................................  *

5.  Determination of Offering Price................  *

6.  Dilution.......................................  *

7.  Selling Security Holders.......................  Prospectus Summary;
                                                     Principal Shareholders and
                                                     Selling Shareholders;
                                                     Shares Eligible for Future
                                                     Sale

8.  Plan of Distribution...........................  Plan of Distribution

9.  Description of Securities to Be Registered.....  Description of Securities

10. Interests of Named Experts and Counsel.........  *

11. Information with Respect to the Registrant.....  Cover Page; Prospectus
                                                     Summary; Summary Financial
                                                     Information; Risk Factors;
                                                     Dividends; Capitalization;
                                                     Management's Discussion and
                                                     Analysis of Financial
                                                     Condition and Results of
                                                     Operations; Business;
                                                     Market Price of Common
                                                     Stock; Management; Certain
                                                     Transactions; Principal and
                                                     Selling Shareholders;
                                                     Shares Eligible for Future
                                                     Sale; Financial Statements

12. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities....................................  Part II of the Registration
                                                     Statement

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* Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              SUBJECT TO COMPLETION
                    PRELIMINARY PROSPECTUS DATED MAY __, 1997

                        3,985,035 SHARES OF COMMON STOCK

                                 EUROTECH, LTD.

                                   ----------

      This Prospectus relates to the resale 3,985,035 shares (the "Shares") of the common stock, par value $.00025 per share, of Eurotech, Ltd., a District of Columbia corporation (the "Company"), from time to time for the account of certain existing shareholders (the "Selling Shareholders") of the Company. The Company will not receive any proceeds from any sale of the Shares.

      The distribution of the Shares by the Selling Shareholders or by their respective pledgees, donees, transferees or other successors in interest may be effected from time to time in one or more transactions for their own accounts (which may include block transactions) on the Nasdaq Bulletin Board Market ("Bulletin Board"), or on any exchange on which the Shares may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), through short sales, sales against the box, puts and calls and other transactions in securities of the Company or other derivatives thereof, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, including broker-dealers who may act as underwriters, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Shares for whom such broker-dealers may act as agent, or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders may also sell Shares pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or may pledge Shares as collateral for margin accounts and such Shares could be resold pursuant to the terms of such accounts. The Selling Shareholders and any other participating brokers and dealers may be deemed to be "underwriters" as defined in Section 2(11) of the Securities Act. See "PRINCIPAL AND SELLING SHAREHOLDERS" and "PLAN OF DISTRIBUTION."

      The Common Stock of the Company is traded on the Nasdaq Bulletin Board Market under the symbol "EURO." The last sale price for the Company's Common Stock, as reported on the Bulletin Board on May __, 1997, was $______.

      None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses, other than selling commissions and fees, in connection with the registration and sale of the Common Stock being offered by the Selling Stockholders. See "PLAN OF DISTRIBUTION."

                              --------------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" BEGINNING ON PAGE _____.

                              --------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is May __, 1997


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                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by, and must be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all share and per share information in this Prospectus gives effect to the June 1, 1996, four-to-one forward split of the then outstanding shares of the Company's Common Stock; and does not give effect to (i) the issuance of 530,000 shares of Common Stock issuable upon exercise of stock options and warrants outstanding at the date of this Prospectus, which shares have been registered under the Registration Statement of which this Prospectus is a part;
(ii) the issuance of up to 470,000 shares of Common Stock issuable upon exercise of stock options and warrants outstanding as of the date of this Prospectus,
(iii) the issuance of up to 500,000 additional shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan, and (iv) any sale of any of the Shares registered under the Registration Statement of which this Prospectus is a part. As used herein, the term "Company" refers to Eurotech, Ltd. and its subsidiaries. See "Management -- Stock Options" and "Principal and Selling Shareholders."

                                 The Company

    Eurotech, Ltd. (the "Company"), which was incorporated in May, 1995, under the laws of the District of Columbia, is a technology transfer, holding and management company formed to commercialize new, existing but previously unrecognized, and previously "classified" technologies, with a particular emphasis on those developed by prominent research institutes and individual researchers in the former Soviet Union, and to license those and other Western, technologies for business and other commercial applications in Central Europe, Eastern Europe, Ukraine, Russia, and North America. Since the Company's formation its senior executives and consultants have been, through their technology management expertise, active in identifying monitoring, reviewing and assessing such technologies for their commercial applicability and potential. Through this continuing process, the Company has acquired, and expects in the future to acquire, rights to selected technologies by purchase, assignments, and licensing arrangements. The Company operates its business by licensing its technologies to end-users and through development and operating joint ventures and strategic alliances.

    The Company's plan of operation for the next twelve months will consist of activities principally aimed at identifying, evaluating and acquiring rights to technologies; funding development for the on-site testing of its silicon-organic compound technology in the contemplated remediation of radioactive contamination; introducing its waste-to-energy technology in Ukraine; introducing its automated parking garage technology in Moscow, Russia; continued funding of the development of silicon-carbide, computer chip "wafer" technology; and seeking to establish further strategic partnerships and joint ventures for the development, marketing, sales, licensing and manufacturing of the Company's existing and proposed technologies.

    The Company has identified a number of technology acquisition and commercialization opportunities afforded by the break-up and subsequent reconfiguration of the former Soviet Union. In particular, pursuant to an agreement between "Ukrstroj" (the Ukrainian State Construction Company) and the Chernobyl Nuclear Power Plant, the Company will provide financing for the on-site demonstration testing of its proprietary silicon-organic (EKOR) compound technology in remediating the severe radioactive contamination problems that persist from the 1986 reactor explosion at Chernobyl, Ukraine. The Company believes its silicon-organic (EKOR) compound technology is the most effective existing technology and material for containing and facilitating the disposal of radioactive dust and other radioactive waste materials. The Company also has entered into a technology licensing agreement with Arbat American Autopark, Ltd., a Delaware corporation which is a 50% equity-holder in "Cinema World on Arbat," a Russian joint stock company organized to develop, own and operate one or more high-tech, automated parking garages in Moscow that use the Company's automated parking technology; and has entered into technology transfer and other agreements with Eurowaste Management, Ltd., a Delaware corporation ("Eurowaste"), for the development, construction and operation of technologically advanced waste-to-energy generation plants in Ukraine, utilizing the only technology currently approved for that purpose by the Ukrainian government. Eurowaste has together with "Cherkassystroi", a Ukrainian

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construction company, formed "Energy Ecology Construction Company," a Ukrainian joint stock company, for the purpose of constructing and owning those plants.

    In addition, the Company presently is participating in the development of silicon carbide "wafer" technology, which is in the late research and development stage, in conjunction with the I.V. Kurchatov Institute ("Kurchatov") in Moscow, Russia, and the Euro-Asian Physical Society ("EAPS"). To date, the Company has provided approximately U.S. $80,000 in financing to Kurchatov in connection with this technology. Although no assurance can be given, the Company presently expects that upon the successful completion of its development, all intellectual property, marketing and sales rights in and to the silicon carbide "wafer" technology will be assigned to the Company. While there is no assurance that such technology will be successfully developed, based on reports from Kurchatov, the Company believes the silicon carbide technology will permit the production of defect-free, radiation-resistant "wafers" (from which integrated circuit chips are fabricated) that will be approximately twice the size of those currently available. The Company expects that integrated circuit chips fabricated from its silicon carbide wafers will have particular application in high temperature environments such as automobile and aircraft engine control systems, high power environments such as power control transistors, and environments subject to ionizing radiation such as spacecraft.

    The Company has agreed in principle with the Technion Israel Institute of Technology ("Technion") to participate in certain technology research and development projects sponsored by the Technion Entrepreneurial Incubator, Ltd. ("TEI"), an Israeli corporation controlled by Technion, whereby the Company will provide 15%-20% of the financing required for, and will receive a 20% equity interest in, research and development projects selected by the Company. In furtherance of this venture, the Company has opened an office at the premises of TEI in Haifa, Israel, has identified three present and six potential technology development projects for possible investment, and has agreed to invest in a fourth such project, involving certain polyurethane technology with potential use in paints and coatings. Pursuant to that agreement, the Company will invest U.S. $60,000 in Chemonol, Ltd. ("Chemonol"), an Israeli corporation established to own and develop that technology, in exchange for 20% of Chemonol's voting equity. The Company has also entered into agreements with the holder of 50% of Chemonol's outstanding voting equity (the "Principal Shareholder") granting to the Company an option to acquire from the Principal Shareholder an additional 31% of Chemonol's voting equity for U.S. $93,000, and the present right to direct the voting of the Principal Shareholder's voting equity. The Company expects to provide approximately U.S. $310,000 in financing for all such projects in fiscal year 1997. There can be no assurance that these or any other development projects will result in useful technologies or that the same will be commercially saleable or profitable.

    Silicon-Organic Compound. The Company's silicon-organic (EKOR) compound technology was jointly developed by scientists at the I.V. Kurchatov Institute ("Kurchatov") in Moscow and the EuroAsian Physical Society ("EAPS") for the conservation and containment of ecologically hazardous radioactive materials. The EKOR compound is based on radiation-resistant compounds produced from silicon-organic elastomers. Kurchatov is a pre-eminent physics and scientific research institute, which in the former Soviet Union enjoyed a position of prestige, sophistication and importance roughly equivalent to that of the Lawrence-Livermore National Laboratory in the United States. EAPS is a professional society of over 5,000 scientists, physicists, and engineers in the former Soviet Union. Until August 1, 2014, the Company is the exclusive licensee of all right, title and interest (inclusive of all patent and other intellectual property rights) in and to the EKOR technology in Canada, China, Japan, the Republic of Korea, the United States of America, Ukraine, and all member countries of the European Patent Agreement. See "Certain Relationships and Related Transactions - Silicon-Organic (EKOR) Compound."

    The Company expects that the first commercial use of its EKOR compound technology will be to contain and stabilize the extensive radioactive debris and dust that continues to accumulate and contaminate the environment at Reactor 4 of the Chernobyl Nuclear Power Plant in Ukraine, the site of a disastrous explosion and near-reactor core meltdown in 1986, and to help structurally support the concrete and steel "sarcophagus" that was built over Reactor 4 as an interim containment measure. The rapid deterioration of the "sarcophagus," caused by the intense radiation persisting at Reactor 4, has occasioned international concern that without the implementation of effective site containment measures,

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a second nuclear disaster and possible melt-down is likely to occur. To this end, the G-7 group of industrialized nations (the United States, United Kingdom, Italy, France, Canada, Japan and Germany) has pledged up to U.S. $3.1 billion to assist in a multi-step project of remediating and closing the plant, with approximately U.S. $300 million budgeted for the project's first containment and site stabilization phase. Pursuant to an agreement with Kurchatov Research Holdings, Ltd. ("KRH") a Delaware corporation jointly owned by ERBC Holdings, Ltd., a Delaware corporation, ("ERBC") and individual Russian scientists, researchers and academics who are affiliated with Kurchatov and EAPS, 50% of the net profits derived from the sale of the EKOR compound for the Chernobyl project will be retained by the Company, and 50% will be remitted to KRH. Two employees of ERBC are beneficial owners of shares of the Company's Common Stock, and the chief Executive Officer of ERBC is the beneficial owner of 17.07% of the Company's outstanding Common Stock. See "Principal and Selling Shareholders," and "Certain Relationships and Related Transactions."

    In testing conducted at Kurchatov, the EKOR compound has been shown to be highly resistant to radiation and structural degradation through exposure to radiation, highly fire-resistant, water-proof, and capable of being formulated in densities that display considerable structural strength and weight-bearing properties (based on testing to date) of 100 lbs. per square inch. In high-dosage radiation tests the EKOR compound has met or exceeded all specifications for containment materials developed by the Chernobyl authorities. The Company believes that the EKOR compound is the most technologically advanced material for comprehensively containing radioactive materials, suppressing radioactive dust and preventing such materials and dust from escaping into the atmosphere and from leaching into and contaminating ground-water supplies.

    Based on the properties demonstrated by the EKOR compound, which the Company believes to be the only material presently being considered by the Chernobyl authorities as a solution to the containment problems posed by the Reactor 4 disaster, the Chernobyl Nuclear Power Station (an industrial amalgamation of the State Committee of Ukraine on Atomic Energy), hereinafter referred to as "ChNPP"), Kurchatov, "Ukrstroj" (the Ukrainian State Construction Corporation) and the Company have entered into a Memorandum of Intent (the "Chernobyl Memorandum of Intent") which acknowledges the successful completion of the laboratory development of EKOR compound applicable to the radioactive contamination remediation of Chernobyl Reactor 4, and sets forth the intention of ChNPP to enter into a "co-operation agreement" with the Company pursuant to which the Company will provide the financing for the development of an on-site demonstration of the EKOR compound, in conjunction with ChNPP, "Ukrstroj" and Kurchatov, which will provide the test sites, compound application equipment and technical support, respectively. In furtherance of the foregoing, "Ukrstroj" and ChNPP have entered into an agreement (the "Ukrstroj"-ChNPP Agreement") to conduct such on-site demonstration testing of the EKOR compound as is necessary to ascertain the specification requirements for its application to the containment of ChNPP Reactor 4. The "Ukrstroj"-ChNPP Agreement provides for the Company's participation in and financing of the EKOR demonstration test, which the Company has agreed to pursuant to the aforesaid Co-operation Agreement entered into by the Company, "Ukrstroj," and EAPS. The Company estimates that total financing costs for the demonstration test will not exceed U.S. $100,000. Although no assurance can be given, based on the Chernobyl Memorandum of Intent, the "Ukrstroj"-ChNPP Agreement, the Co-operation Agreement, and the Company's ownership of all right, title and interest to the EKOR technology, the Company believes that it will be appointed the contract vendor of the EKOR compound for the ChNPP Reactor 4 remediation project. The on-site demonstration was conducted in April, 1997.

    In addition, further applications of the EKOR technology are being developed and tested at three sites in Russia: Sverdlosk Chimmash (a major development, production and testing facility for nuclear, chemical and related equipment), Chelyabinsk Mayak (a plutonium production site) and Kola (a disposal site for nuclear fuel from atomic-powered ships and submarines).

    Waste-to-Energy Technology. The Company's waste-to-energy technology is a combination of "low-tech" mechanical technologies, "high-tech" combustion controls, modern emissions abatement technology and effective operation procedures configured into modules that produce steam energy from ordinary municipal waste. The basic configuration was pioneered in 1980 by the U.S. National

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Aeronautics and Space Administration ("NASA") and the city of Hampton, Virginia, to provide steam power for NASA's Langley Research Center and the Langley Air Force Base.

    Steam energy produced by the waste-to-energy technology is clean, efficient and environmentally "friendly". A typical modular unit burns 120 tons of refuse per day and produces 33,000 pounds of steam per hour at 400 psi. Pollutant levels are below present U.S. Environmental Protection Agency minimums, and each modular unit reduces the volume of raw waste to ash at a ratio of 10:1.

    Through a consulting agreement with Hunter Taylor, the President of Power Development Associates, Inc., the original designer of the NASA City of Hampton facility, the Company has obtained the engineering and implementation know-how, and has identified willing suppliers of component equipment for the waste-to-energy technology, including Detroit Stoker, a leading manufacturer of waste-to-energy stokers and a leading project management company for the engineering and construction of waste-to-energy plants. Detroit Stoker has informally agreed to act as the engineering project lead for the Company's waste-to-energy projects, which the Company believes will enable it to efficiently design and construct waste-to-energy plants customized to meet the varying energy generation needs of disparate municipalities.

    The Company intends to first introduce its waste-to-energy technology in the city of Cherkassy, Ukraine, where the National Government has selected this technology as the national standard for waste-to-energy facilities, and has approved the construction of ten such facilities using the Company's waste-to-energy technology. As part of that over-all approval, and pursuant to the request of the Ukrainian government, a Ukrainian-American joint stock company, "Energy Ecology Construction Company," ("Energy Ecology") has been formed to construct, own and operate these energy generation plants. Energy Ecology is equally owned by Eurowaste Management, Ltd., a Delaware corporation 8% of the equity of which is owned by the Company ("EuroWaste"), and, pursuant to the request of the Ukrainian Cabinet of Ministers, "Cherkassystroi," the largest privately-owned construction company in Ukraine. The Company has entered into a technology transfer and consulting agreement with Eurowaste under which Eurowaste will pay the Company a U.S. $2.45 million technology transfer fee prior to the construction of the first waste-to-energy plant, and a design and implementation consulting fee of U.S. $425,000 for each subsequent plant. A shareholder and director of the Company is the chairman, Chief Executive Officer and a shareholder of Eurowaste. See "Management," "Risk Factors - Conflicts of Interest," and "Certain Relationships and Related Transactions."

    The necessary Ukrainian governmental approvals for the Cherkassy waste-to-energy facility have been obtained, including local site allocation and construction approvals. A large fertilizer production enterprise, "AZOZ", in Cherkassy has agreed to purchase the entire output of the Cherkassy waste-to-energy facility at rates of U.S. $.04-$.06 per kilowatt hour.

    The Company believes that the present and projected future waste management and energy needs of Ukraine present a significant commercial opportunity. Ukrainian governmental officials have acknowledged that municipalities have become reluctant to locate waste dump sites within municipal boundaries, because of potential ecological and public health risks, and have also acknowledged that the relative lack of local fuel resources has impaired Ukraine's energy production capabilities, generally. In the Company's view, the waste-to-energy technology's efficiency and low pollution levels, combined with its use of an abundant, inexpensive, but previously under-utilized fuel source, presents a comprehensive solution to these problems. Based on discussions with local and national Ukrainian governmental officials, and although no assurances can be given, the Company estimates that the municipal energy requirements of Ukraine will support up to 70 facilities based on the waste-to-energy technology.

    Automated Parking Garages. The Company has identified vendors of, and has adapted, automated parking garage technologies for the multiple applications required for garage sites in Moscow, Russia.

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    Automated parking technology consisting of computer-controlled, rotating carousels which can be configured to contain varying numbers of automobile parking spaces, substantially reduces the economically unproductive space devoted to ramps and maneuvering areas in traditional, multi-story parking garages, and through the use of elevators and multi-level "stacking" of the carousels, permits the erection of high-capacity garages on parcels of land otherwise too small for such use. The Company believes that its automated parking technology is particularly useful in congested urban areas and in cities where available land for parking is scarce.

    The Company is introducing its automated parking technology in Moscow, Russia, which, particularly since the collapse of the former Soviet Union and the subsequently increased pace of political and economic reforms, has experienced a substantial increase in automobile ownership and traffic congestion. Additionally, there is a relative scarcity of existing parking spaces and construction sites of a size suitable for traditionally designed parking garage facilities in Moscow. The municipal government of Moscow has allocated a suitable construction site for the Company's intended, initial automated parking venture, located at Arbat 8-10. Arbat is one of the City of Moscow's principal commercial districts.

    The Moscow automated parking garage will be developed, owned and operated by "Cinema World on Arbat," a Russian joint stock company, the equity of which is owned 50% by Arbat American Autopark, Ltd., a Delaware corporation ("Arbat American"), 45% by "Soyuz Agat Fil," a Russian company to which the Moscow municipal government has allocated the construction site and which holds the necessary construction approvals and permits, and 5% by a privately owned Russian affiliate of "Mosinterstroi". "Mosinterstroi" is a quasi-governmental entity of the City of Moscow. 40% of the equity of Arbat American is owned by ERBC Holdings, Ltd., a Delaware corporation ("ERBC"). Two employees of ERBC are beneficial owners of shares of the Company's Common Stock, and the chief executive officer of ERBC is the beneficial owner of 17.07% of the Company's outstanding Common Stock. One of the directors of Arbat American is a shareholder of the Company's Common Stock, and another individual, who is a director and the president of Arbat American, is a director and officer of the Company and a shareholder of the Company's Common Stock. The Company has entered into a technology license agreement with Arbat American pursuant to which the Company will receive, prior to construction, a one-time royalty of U.S. $1,250 for each parking space to be contained in the automated parking facility and in any garage facilities that in the future are developed, owned and/or operated by Arbat American that use the Company's automated parking technology. The Company presently estimates that, when completed, the Moscow automated parking garage will contain 240 parking spaces. See "Risk Factors - Conflicts of Interest," "Management Principal and Selling Shareholders," and "Certain Relationships and Related Transactions."

    The Company is not a subsidiary of another corporation, entity or other person. The Company does not have any subsidiaries.

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                                The Offering


Capital Stock Offered by
   the Selling Shareholders.  3,985,035 shares of Common Stock, $.00025 par value per share.

Capital Stock Outstanding
   Before Offering..........  17,254,836 shares of Common Stock, par value
                              $.00025 per share.

Capital Stock Outstanding
   After Offering (1).......  17,784,836 shares of Common Stock, par value
                              $.00025 per share.

Use of Proceeds.............  The Company will not receive any proceeds from any sale of the Shares.

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(1)   Gives effect to the issuance of 530,000 shares of Common Stock issuable upon exercise of stock options and warrants outstanding at of the date of this Prospectus, which shares have been registered by the Company under the Registration Statement of which this Prospectus is a part. Does not give effect to (i) the issuance of up to 470,000 shares of Common Stock issuable upon exercise of stock options and warrants outstanding at the date of this Prospectus, and (ii) the issuance of up to 500,000 additional shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan. See "Management - 1995 Incentive Stock Option Plan".

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                             SUMMARY FINANCIAL DATA

    The following selected financial data has been derived from, and is qualified by reference to, the Financial Statements of the Company. The Company's Financial Statements as of December 31, 1995 and 1996, and for the period from inception (May 26, 1995) to December 31, 1995 and for the year ended December 31, 1996, including the Notes thereto and the related auditors' report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern) of Tabb, Conigliaro & McGann, P.C., independent auditors, are included elsewhere in this Prospectus. The following data should be read in conjunction with such Financial Statements and Management's Discussion and Analysis.

Statement of Operations Data: (1)

                                                For the Period                                 For the Period
                                                from Inception                                 from Inception
                                              (May 26, 1995) to      For the Year Ended      (May 26, 1995) to
                                              December 31, 1995       December 31, 1996      December 31, 1996
                                              -----------------       -----------------      -----------------
Research and development expenses               $   212,000               $  1,171,000          $ 1,383,000

Consulting fees                                     267,000                  1,487,000            1,754,000

Other general and administrative
  expenses                                           34,000                    547,000              581,000

Interest expense                                       --                       43,000               43,000

Amortization of deferred and
  unearned finance costs                               --                      229,000              229,000
                                                -----------               ------------          -----------

        NET LOSS                                $  (513,000)              $ (3,477,000)         $(3,990,000)
                                                ===========               ============          ===========

NET LOSS PER SHARE                              $     (0.06)              $      (0.23)
                                                ===========               ============

WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING                              8,159,467                 14,808,000
                                                ===========               ============

Balance Sheet Data:

Working capital (deficit)                       $    42,000               $ (1,809,000)

Total assets                                    $    56,000               $    617,000

Total liabilities                               $    13,000               $  2,292,000

Deficit accumulated during
  the development stage                         $  (513,000)              $ (3,990,000)

Total stockholders' equity
  (deficiency)                                  $    43,000               $ (1,675,000)

(1) Through December 31, 1996, and since that date, the Company has not derived any sales revenues.

--------------------------------------------------------------------------------

                                  RISK FACTORS

    The Shares offered hereby involve a high degree of risk and should be made only by those investors who can afford the loss of their entire investment. Accordingly, prospective investors, before making an investment, should carefully consider the following risk factors:

Cautionary Statement for Purposes of the "Safe Harbor"
Provisions of The Private Securities Litigation Reform Act of 1995

    The United States Private Securities Litigation Reform Act of 1995 provides a new "safe harbor" for certain forward-looking statements. The following factors set forth under "Risk Factors" among others, could cause actual results to differ materially from those contained in forward-looking statements made in this Registration Statement, future filings by the Company with the SEC, in the Company's press releases and in oral statements made by authorized officers of the Company. When used in this Registration Statement, the words "estimate," "project," "anticipate," "expect," "intend," "believe" and similar expressions are intended to identify forward-looking statements.

Limited Operating History; Net Losses;
Future Losses; Initial Commercialization Stage

    The Company's limited operations to date have consisted primarily of activities related to identifying and financing the development of its products and technologies, including conducting laboratory tests, and planning and conducting on-site tests and demonstrations. The Company is subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of market acceptance, failure to establish business relationships, and competitive disadvantages as against larger and more established companies. At December 31, 1996, the Company had an accumulated stockholders' deficit of $1,674,824, a working capital deficit of $1,809,237, and an accumulated deficit since inception of $3,990,209. Additionally, at December 31, the Company had outstanding indebtedness in an aggregate principal amount of $2,000,000 at an interest rate of 12% per annum.

    The Company anticipates that it will continue to incur significant operating losses through at least the third quarter of 1997, and may incur additional losses thereafter, depending upon its ability to consummate collaborative working arrangements or licenses with third parties and the operation and financial success of any projects which the Company and its potential working partners may be awarded. The Company has had no meaningful revenues to date, and there can be no assurance as to when or whether it will be able to commercialize its products and technologies. Its products and technologies have never been utilized on a large-scale commercial basis. The Company's ability to operate its business successfully will depend on a variety of factors, many of which are outside the Company's control, including: competition, cost and availability of raw material supplies, changes in governmental (including foreign governmental) initiatives and requirements, changes in domestic and foreign regulatory requirements, and the costs associated with equipment repair and maintenance.

    The report of the Company's independent public accountants and the notes to the Company's financial statements included elsewhere in this Prospectus state that the continuation of the Company's business as a going concern depends, among other things, on the obtaining of additional funds to continue its research and development activities and to complete the commercialization of its present technologies, the generation of significant future revenues and income, and market acceptance of its technologies, none of which can be assured. See "Financial Statements - Independent Auditor's Report, - Note 1" and "Risk Factors -- Need for Additional Financing."

Need for Additional Financing

    The Company's future capital requirements could vary significantly and will depend on certain factors, many of which are not within the Company's control. These include the existence and terms of any collaborative arrangements; the ongoing development and testing of its products; the nature and timing of remediation and clean-up projects; and the availability of financing. The Company`s lack of operational experience and limited capital resources could make it difficult to successfully bid on major remediation or clean-up projects. In such event, the Company's business development could be limited to smaller projects with significantly lower potential for profit.

    In addition, the expansion of the Company's business will require the commitment of significant capital resources for technical and operational support personnel and research and development activities. There can be no assurance that such financing will be available or, if available, that it will be on favorable terms. If adequate financing is not available, the Company may be required to delay, scale back or eliminate certain of its research and development programs, forego technology acquisition opportunities, or license third parties to commercialize technologies that the Company would otherwise seek to develop itself. To the extent the Company raises additional capital by issuing equity securities, holders of its equity securities will be diluted. See "Use of Proceeds" and "Management's Discussion and Analysis of Results of Operations -- Liquidity and Capital Resources."

    While no assurance can be given, management believes the Company can raise adequate capital to keep the Company functioning during 1997. No assurance can be given that the Company can successfully obtain any working capital or complete any proposed offerings or, if obtained or completed, that such funding will be sufficient or that it will not cause substantial dilution to shareholders of the Company. Further, no assurance can be given as to the completion of research and development activities and the successful marketing of the Company's technologies. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operation-Liquidity and Capital Resources."

Uncertainty of Technology Transfer Fee, Consulting Fee and Royalty Payments

    The Company's near-term revenues are expected substantially to derive from technology transfer and consulting fees in respect of Ukrainian waste-to-energy facilities, and royalties in respect of automated parking garages. In the case of Ukrainian waste-to-energy facilities, such fees are to be paid to the Company by Eurowaste Management, Ltd. ("Eurowaste"), a newly formed corporation without significant operating history and which presently is generating only insignificant revenues. The Company's revenues with respect to its automated parking garage technology presently are entirely dependent on royalty payments from Arbat American, Autopark, Ltd. ("Arbat American"), which holds 50% of the equity in "Cinema World on Arbat", the Russian Joint Stock Company that will develop, own and operate the first parking facility to use such technology. Arbat American was formed in May, 1995, and is not generating significant revenues. The Company believes that Eurowaste will raise sufficient capital to pay such technology transfer and consulting fees when due. It is the Company's understanding that Arbat American will raise sufficient funds for the planned, Moscow automated parking garage venture, inclusive of funds sufficient to cover the Company's royalties, in either a private or public offering of its securities. No assurance can be given that either or both Eurowaste or Arbat American will be successful in raising capital, or that if successful, such capital will be in a sufficient amount or amounts.

Risks Relating to the Russian Federation and Ukraine

Political and Social Risks. In recent years, Russia and Ukraine each have been undergoing a substantial political and social transformation from centralized communism to the early stages of pluralist democracy. As part of this process, the former centrally controlled, command economies of Russia and Ukraine have been subject to various reforms intended to lead to generally capitalist, market-oriented economies.

There can be no assurance that the political and economic reforms necessary to complete these transformations will continue, or if they continue, will be successful. In their present stages of relative infancy, the Russian and Ukrainian political and economic systems are characterized by a proliferation of political parties, none of which hold a legislative majority. The Russian and Ukrainian political and economic systems are also vulnerable to their respective populations' dissatisfaction with reform, economic dislocations, social and ethnic unrest, and changes in governmental policies and decisions. Any of these factors could have a material adverse effect on the private or governmental availability of hard currency, currency exchange rates, the private ownership of businesses and other enterprises, the social distribution of wealth, the private ownership and alienality of tangible and intellectual property, and the availability of construction materials and equipment. Any of such adverse effects could have a materially adverse effect on the Company.

    As part of the reforms being instituted in Russia and Ukraine, both countries have enacted legislation to protect private property against expropriation and nationalization. However, due to the lack of experience in enforcing these provisions in the short time they have been in effect, and due to the potential political changes that could occur in the future, no assurance can be given that these protections will be enforced in the event of an attempted expropriation or nationalization. The Company does not anticipate the occurrence of such developments in respect of its presently contemplated ventures involving Ukraine and Russia, because (i) in the case of the application of the Company's EKOR compound technology to the remediation of radioactive contamination at the Chernobyl Nuclear Power Plant Reactor 4, the increasing probability of a second, disastrous nuclear accident has made the rapid containment of radioactive debris a matter of high Ukrainian and international concern and, to the Company's knowledge, the EKOR compound is the only material presently being considered by the Chernobyl authorities for such purpose; (ii) the Company's waste-to-energy technology has been selected by the Ukrainian government as the national standard for the production of energy from municipal waste products; and (iii) the Company's high-tech, automated parking garage technology can assist in relieving the City of Moscow's acute shortage of automotive parking spaces and has received preferential site allocation treatment from Moscow's municipal government, nevertheless, expropriation or nationalization of the EKOR foam intellectual property rights, the waste-to-energy technology, the presently selected, Moscow parking garage site, or the parking garage technology, would have a material adverse effect on the Company. In particular, the EKOR compound technology was developed by the I.V. Kurchatov Institute, a Russian, state-controlled scientific research and development institute and the Euro-Asian Physical Society, a professional society in Russia, which through a series of assignments have, ultimately, assigned the EKOR compound intellectual property rights to the Company. All site allocation and construction approvals for Ukrainian waste-to-energy facilities are at the discretion of the respective Ukrainian municipal governments, whose political autonomy from the national government (which has selected the Company's waste-to-energy technology at the Ukrainian national standard for such facilities) is in an unsettled state. Since the waste-to-energy technology is a combination of existing, public domain technologies, it is uncertain whether the waste-to-energy technology is patentable. Accordingly, such technology could be subject to appropriation and use by any individual or entity that is so inclined, for which the Company might not have legal recourse under any national or international patent law. The allocation of the Moscow site for the automated parking garage is controlled by "Mosinterstroi," a local, quasi-governmental agency. No assurance can be given that any of these governmental, governmentally controlled, or governmentally affiliated entities would legally resist an attempted expropriation or nationalization, either or which, if successful, would have a materially adverse impact on the Company.

    In both Russia and Ukraine governmental institutions and the relations between them, as well as governmental policies and the political leaders who formulate and implement them, are subject to rapid and potentially violent change. The Constitution of the Russian Federation gives the President of the Russian Federation substantial authority, and any major changes in, or rejection of, current policies favoring political and economic reform by the President may have a material adverse effect on the Company. The Constitution of Ukraine has been only recently adopted, and contrary to President Leonid Kuchma's prior expectation, substantially shares governmental power between the President and Parliament. The relations between the Ukrainian President and Parliament often have been characterized by factional infighting in which communist-oriented members of Parliament have mounted vigorous campaigns against President Kuchma's economic reform policies and programs to stimulate economic growth, curb inflation, and stabilize foreign exchange rates. In the summer of 1996, President Kuchma caused a widely reported "shake-up" of his cabinet, in which a relatively aggressive reform-oriented Minister of Finance was replaced by one who advocates a more gradualist approach. This relative political instability could result in major changes in the Ukrainian government, present reform policies or rejection of the same, any of which may have a material adverse effect on the Company. No assurance can be given that such developments will not occur either in Russia or Ukraine.

    The Russian Federation is a federation of republics, territories, regions (one of which is an autonomous region), cities of federal importance and autonomous areas, all of which are equal members of the Russian Federation. Ukraine is composed of twenty-four regions ("Oblasts"), an autonomous republic and two municipalities, Cherkas'ka and Chernihiv'ka. The delineation of authority in both Russia and Ukraine between these political subdivisions and the national government is, in many instances, uncertain, and in some cases in Russia, contested, most notably in Chechnya which has experienced protracted military confrontation with the Russian federal government. This lack of consensus in Russia and Ukraine between local and regional authorities and the national governments may result in political instability and negative economic effects which could be materially adverse to the Company.

    The political and economic changes that have occurred in Russia and Ukraine in recent years have resulted in significant dislocations of political and governmental authority caused by the collapse of their, respective, previous governmental structures and political systems. New political and governmental systems are only beginning to take form in Ukraine and Russia. Furthermore, significant unemployment in Russia and Ukraine, the influx of unemployed persons into major Russian cities, significant wage arrearages in Ukraine and Russia, and the existence of poorly paid police forces in both countries have led to significant increases in crime in Russia and Ukraine. Significant levels of organized criminal activity exist in large metropolitan areas of both countries. While President Yeltsin of Russia and President Kuchma of Ukraine have instituted anti-crime and anti-corruption programs, such measures are of recent origin and have achieved minimal and uncertain results. No assurance can be given that the levels of crime and corruption in Russia and Ukraine will be curbed or otherwise brought under control, and no assurance can be given that the social and economic dislocations caused by high rates of organized and other crime and of official corruption will not in the future have a material adverse impact on the Company.

    In both Ukraine and Russia state-controlled and, more recently, privately-owned enterprises have often failed to pay full salaries to their employees, and in some instances have not paid salaries at all for extended periods of time. This, in conjunction with historically high rates of inflation and escalating costs of living in both countries, could lead in the future to labor and social unrest. Such unrest could have political, social and economic consequences such as increased support for a return to centralized governments, a climate hostile to foreign investment and increasing levels of violence, any of which could have a material adverse impact on the Company.

Economic Risks

    Along with the institution of political reforms, the Ukrainian and Russian governments have been attempting to create and implement policies of economic reform and economic stabilization, and to create legal structures intended to promote private, market-based activities, foreign trade and foreign investment. Although these policies have met with some success in both countries, no assurance can be given that they, or similar policies will continue to be supported and pursued, or that if supported and pursued, will be successful.

    Despite the implementation of economic reform policies, the Russian economy and the Ukrainian economy are characterized by declining gross domestic production, significant inflation, increasing rates of unemployment and underemployment, unstable currencies, and high levels of governmental debt as compared to gross domestic production. The prospect of wide-spread insolvencies and the collapse of various economic sectors exists in both countries. Additionally, in both Russia and Ukraine there is a general lack of consensus as to the rate, extent and substantive content of economic reform. No assurance can be given that either Russia or Ukraine in the future will remain receptive to foreign investment or market-oriented economies. Moreover, no assurance can be given that the economy of either country will improve.

    Ukraine and Russia presently receive substantial financial assistance from several foreign governments and from international organizations. The restriction or elimination of any or all such financial assistance could have severe negative impacts on those countries' respective economies, and could significantly decrease the availability of hard currency, the payment of which in technology transfer and consulting fees the Company depends upon. In particular, the Ukrainian government's planned remediation of radioactive contamination at the Chernobyl Nuclear Power Plant substantially depends on financial assistance from the G-7 nations, and the reduction or elimination of such assistance could impair or prevent the Company's use of its EKOR technology in that remediation, thereby reducing or eliminating a substantial amount of the Company's presently expected revenues. No assurance can be given that any or all such events will not occur.

    Ukrainian and Russian businesses have limited experience operating in free market conditions, and compared with Western businesses have limited experience with entering into contracts and performing contractual obligations. Additionally, Ukrainian and Russian governmental agencies, as well as Ukrainian and Russian business enterprises, have limited experience with the substantive content and detail typical of Anglo-American and other Western contracts. Accordingly, the detailed agreement to perform specified contractual obligations in many instances may be contained in a series of written approvals, consents and the like from various governmental and quasi-governmental bodies, as well as from business companies, that accompany a formal contract. Legal reforms have only been recently instituted in Russia and Ukraine to interpret and enforce contractual obligations on principles similar to those of the legal systems of Western countries. The Company's expected near-term revenues substantially depend upon technology transfer and consulting fees memorialized in written contracts with Ukrainian and Russian entities. No assurance can be given that such fees will be paid in the manner called for in such contracts or that enforcement of such payment obligations, if not performed fully or at all, will be successful in Russian or Ukrainian courts.

No Assurance of Collaborative Agreements, Licenses or Project Contracts

    The Company's business strategy is based upon entering into collaborative joint working arrangements with foreign governmental and quasi-governmental entities. To date, neither the Company nor any of its prospective collaborative ventures have been awarded any definitive project contracts. There can be no assurance that the Company or any of its collaborative ventures will enter into definitive project or collaborative venture agreements with such entities or others, or that such agreements, if entered into, will be similar in form to Western agreements covering like activities, or will be on terms and conditions that are sufficiently advantageous to the Company to enable it to generate profits.

    There can be no assurance that the Company will be awarded contracts to perform decontamination, remediation or waste disposal projects. Even if such contracts are awarded, there can be no assurance that these contracts will be profitable to the Company. In addition, any project contract which may be awarded to the Company and/or any of its working partners may be curtailed, delayed, redirected or eliminated at any time. Problems experienced on any specific project, or delays in the implementation and funding of projects, could materially adversely affect the Company's business and financial condition.

Uncertainty of Market Acceptance

    Many prospective users of the Company's EKOR foam and waste-to-energy technologies have already committed substantial resources to other forms of radioactive contaminant remediation, municipal waste management and environmentally clean energy production. The Company's growth and future financial performance will depend on demonstrating to prospective collaborative partners and users the advantages of these and others of its products and technologies over alternative products and technologies. There can be no assurance that the Company will be successful in this effort. See "Business--SiliconOrganic Foam; - Waste-to-Energy Technology.

Risk of Environmental Liability

    The Company's radioactive contaminant technology is subject to numerous national and local laws and regulations relating to the storage, handling, emission, transportation and discharge of such materials, and the use of specialized technical equipment in the processing of such materials. There is always the risk that such materials might be mishandled, or that there might be equipment or technology failures, which could result in significant claims for personal injury, property damage, and clean-up or remediation. Any such claims against the Company could have a material adverse effect on the Company. The Company may be required to obtain environmental liability insurance in the future in amounts that are not presently predictable. There can be no assurance that such insurance will provide coverage against all claims, and claims may be made against the Company (even if covered by insurance policies) for amounts substantially in excess of applicable policy limits. Any such event could have a material adverse effect on the Company.

Competition and Technological Alternatives

    The near-term, primary market for the Company's products and technologies is radioactive contamination containment and remediation, the production of steam energy from municipal waste and automated parking garages. Mid-term markets are expected to continue in these technologies and also include silicon carbide "wafer" technology. The Company has limited experience in marketing its products and technologies and relies on management and consultants for its sales and marketing efforts, whereas other private and public sector companies and organizations have substantially greater financial and other resources and experience than the Company. Any one or more of the Company's competitors or other enterprises not presently known to the Company may develop technologies which are superior to the Company's products or other technologies utilized by the Company. To the extent that the Company's competitors are able to offer cost-effective alternatives, the Company's ability to compete could be materially and adversely affected. See "Business."

Unpredictability of Patent Protection and Proprietary Technology

    Of its present technologies the Company has sought patent protection only for the EKOR foam material. To date, patent pending numbers have been issued in Russia and International U.S. and German patent applications have been filed. The Company's success depends, in part, on its ability to obtain and protect patents covering, and maintain trade secrecy protection of its EKOR foam technology and future technologies, and to operate without infringing on the proprietary rights of third parties. There can be no assurance that any of the Company's pending or future patent applications will be approved, that the Company will develop additional proprietary technology that is patentable, that any patents issued to the Company will provide the Company with competitive advantages or will not be challenged by third parties or that the patents of others will not have an adverse effect on the Company's ability to conduct its business. Furthermore, there can be no assurance that others will not independently develop similar or superior technologies, duplicate any of the Company's processes, or design around any technology that is patented by the Company. It is possible that the Company may need to acquire licenses to, or to contest the validity of, issued or pending patents of third parties relating to its products. There can be no assurance that any license acquired under such patents would be made available to the

Company on acceptable terms, if at all, or that the Company would prevail in any such contest. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company on its patents or in bringing patent suits against other parties.

    In addition to patent protection, the Company also relies on trade secrets, proprietary know-how and technology which its seeks to protect, in part, by confidentiality agreements with its prospective working partners and collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

Factors Affecting Market Price of Common Stock

    Prices for the Company's Common Stock will be influenced by many factors, including the depth and liquidity of the market for the Common Stock, investor perception of the Company and its products, and general economic and market conditions. The market price of the Company's Common Stock may also be significantly influenced by factors such as the announcement of new projects by the Company or its competitors, quarter-to-quarter variations in the Company's results of operations and conditions in the industry.

Dependence on Certain Personnel

    The Company's business is substantially dependent on the services and business experience of Dr. Randolph Graves, Peter Gulko, Hans-Joachim Skrobanek and of ERBC Holdings, Ltd. The loss of the services of any of these individuals or of ERBC Holdings, Ltd., would have a material adverse effect upon the Company. The Company has entered into an Employment Agreement with Dr. Graves which expires on December 31, 1998, and is renewable for additional two-year terms thereafter. The Employment Agreement provides that Dr. Graves may not compete with the Company for a period of one year following the termination of his employment with the Company. See "Management" and "Executive Compensation."

Conflicts of Interest

    Certain shareholders, directors and officers of the Company are also shareholders, directors, officers and/or employees of a number of companies with which the Company has entered into contracts and expects to conduct business. See "Certain Relationships and Related Transactions." Specifically, Kurt Seifman, the beneficial owner of 2,336,300 shares of the Company's Common Stock, is the chief executive officer of ERBC Holdings, Ltd. ("ERBC") which, in turn:
(i) has licensed the Silicon-Organic (EKOR) compound technology to the Company (see "Business - Silicon-Organic Compound"); (ii) is a principal equity owner of Kurchatov Research Holdings, Ltd. ("KRH"), to which the Company has agreed to remit 50% of all net profits from sales of the EKOR compound (see "Business - SiliconOrganic Compound"); and (iii) owns 40% of the outstanding common stock of Arbat American Autopark, Ltd. ("Arbat American") the owner of 50% of the equity in "Cinema World on Arbat," the Russian joint stock company that is expected to develop a Moscow, Russia, parking garage utilizing the Company's automated parking technology. See "Business - Automated Parking Garages." In addition, Hans-Joachim Skrobanek, who is a Director and Secretary of the Company and the beneficial owner of 145,000 shares of the Company's Common Stock, is an employee of ERBC and the President and a shareholder of Arbat American. Peter Gulko, who is a Director of the Company and the beneficial owner of 1,355,000 shares of the Company's Common Stock, is an employee of ERBC. See "Certain Relationships and Related Transactions" and "Management." Karl Krobath, a Director of the Company and the beneficial owner of 25,000 shares of the Company's Common Stock, is the chairman and chief executive officer of Eurowaste Management, Ltd. ("Eurowaste"). Eurowaste has agreed to pay technology license fees and consulting fees to the Company with respect to the construction of waste-to-energy plants. See "Business - Waste-to-Energy Technology," "Management," and "Certain Relationships and Related Transactions."

    By virtue of its ownership interest in KRH, ERBC (and Messrs. Seifman, Skrobanek and Gulko) will derivatively benefit from any sales of EKOR compound by the Company, to a greater extent than they would by virtue of their ownership of Common Stock, alone. Similarly, by virtue of its ownership interest in Arbat American, ERBC (and Messrs. Seifman, Skrobanek and Gulko) will derivatively benefit from the success, if any, of parking garages constructed by Arbat American or its affiliates, which may be disproportionate to the income derived by the Company from royalties paid by Arbat American.

Use of Proceeds not Available to Company

    The Company will not receive any proceeds from the sale of the Shares offered hereby.

Regulation

    The Company is not aware of any U.S. or foreign laws or regulations that govern the marketing, sale or use of any of its present technologies, other than U.S. and various Western European environmental safety laws and regulations pertaining to the containment and remediation of radioactive contamination (in the case of the EKOR foam) and local, Russian and Ukrainian site approval and construction permit, and construction code compliance requirements (in the cases of the Company's Automated Parking and waste-to-energy technologies).

Shares Eligible for Future Sale

    Of the 17,784,836 shares of the Company's Common Stock to be outstanding after the Offering1, 3,985,035 shares are being registered by the Company under, and will be eligible for sale upon the effectiveness of, the Registration Statement of which this Prospectus is a part. 6,998,000 shares of the Company's currently outstanding Common Stock were issued without registration pursuant to Rule 504 of Regulation D under the Securities Act, and are free-trading. 6,801,801 shares of the currently outstanding Common Stock are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and pursuant to that Rule, under certain circumstances may be sold without registration. All the currently outstanding "restricted" shares of Common Stock will become eligible for sale at various times after the applicable holding period has expired, without registration. Included in the 6,801,801 "restricted" shares are 3,991,036 shares of the Company's Common Stock issued to certain employees of and consultants to the Company pursuant to Rule 701 under the Securities Act (the "701 Shares"). Pursuant to Rule 701, holders of the 701 Shares who are not "affiliates" of the Company within the meaning of Rule 144 may sell such shares without registration ninety days after the effectiveness of the Form 10 Registration Statement filed by the Company on February 12, 1997, pursuant to the Securities Exchange Act of 1934. See "Shares Eligible for Future Sale."

    1,500,000 of the Shares offered hereby carry mandatory and demand registration rights pursuant to a Bridge Financing completed by the Company in December, 1996. See "Management's Discussion and Analysis of Results of Operations and Financial Condition - Liquidity and Capital Resources." The holders of such 1,500,000 shares of Common Stock have exercised their mandatory registration rights, Those shares have been registered in this Offering, and are free-trading.

----------
(1) Gives effect to the issuance of 530,000 shares of Common Stock issuable upon exercise of stock options and warranties outstanding at the date of this Prospectus. Does not give effect to the issuance of (i) up to 470,000 shares of Common Stock issuable upon exercise of stock options and warrants outstanding at the date of the Prospectus, and (ii) the issuance of up to 500,000 shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan. See "Management - 1995 Stock Option Plan."

    1,000,000 shares of Common Stock are issuable upon the exercise of outstanding options and warrants. 530,000 of those shares have been registered in the Registration Statement of which this Prospectus is a part and will be free-trading at the time of issuance.

    The availability for sale, as well as actual sales, of currently outstanding shares of Common Stock, and up to 1,000,000 shares of Common Stock issuable upon the exercise of outstanding options and warrants, may depress the prevailing market price for the Common Stock and could adversely affect the terms upon which the Company would be able to obtain additional equity financing.

                               USE OF PROCEEDS

    The Shares are being offered by the Selling Shareholders for their own accounts. The Company will not receive any proceeds from the sale of the Shares.

                                  DIVIDENDS

    To date the Company has not declared or paid any dividends on its Common Stock and does not anticipate doing so in the foreseeable future.

                               CAPITALIZATION

    The following table sets forth the capitalization of the Company (i) as of December 31, 1996 and (ii) as adjusted to reflect the issuance of 530,000 shares of Common Stock upon the exercise of outstanding stock options and warrants registered under the Registration Statement of which this Prospectus is a part. This table should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Registration Statement.

                                                                        December 31, 1996
                                                                    -------------------------
                                                                      Actual      As Adjusted
                                                                    -----------   -----------
BRIDGE NOTES                                                        $ 2,000,000   $ 2,000,000
                                                                    ===========   ===========

STOCKHOLDERS' EQUITY (DEFICIENCY)
   Preferred stock -- $.01 par value; 1,000,000 shares
     authorized, -0- shares issued or outstanding                          --            --

   Common stock -- $0.00025 par value; 50,000,000 shares
     authorized, 17,223,836 shares issued and outstanding
     actual, and 17,753,836 outstanding as adjusted                       4,000         4,000

   Additional paid-in capital                                         4,804,000     5,534,000

   Unearned financing costs                                          (2,493,000)   (2,493,000)

   Deficit accumulated during the development stage                  (3,990,000)   (3,990,000)
                                                                    -----------   -----------

     TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)                         (1,675,000)     (945,000)
                                                                    -----------   -----------

       TOTAL CAPITALIZATION                                         $   325,000   $ 1,055,000
                                                                    ===========   ===========

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                     OPERATIONS AND FINANCIAL CONDITION

    The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the selected financial data and the financial statements and notes thereto appearing elsewhere herein.

    The following discussion contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein.

Plan of Operation

    Eurotech, Ltd. (the "Company") is a technology transfer, holding and management company formed to commercialize new, existing but previously unrecognized, and previously "classified" technologies, with a particular emphasis on those developed by prominent research institutes and individual researchers in the former Soviet Union, and to license those and other Western technologies for business and other commercial applications in Central Europe, Eastern Europe, Ukraine, Russia and North America. Through the technology management expertise of its senior executives, the Company identifies, monitors, reviews and assesses technologies for their commercial applicability and potential, and acquires selected technologies by purchase, assignments, and licensing arrangements. The Company operates its business by licensing its technologies to end-users and through development and operating joint ventures and strategic alliances.

    The Company was organized and commenced operation in May of 1995. The Company is in the development stage and its efforts have been principally devoted to research and development activities and organizational efforts, including the identification, review and acquisition of various technologies, recruiting its scientific and management personnel and alliances and raising capital.

    The Company has not been profitable since inception and expects to incur substantial operating losses over the next twelve months. For the period from inception to December 31, 1996, the Company incurred a cumulative net loss of approximately $3,990,000. The Company expects that it will generate losses until at least such time as it can commercialize its technologies, if ever. No assurances can be given that the Company can complete development of any technology or that, if any technology is fully developed, it can be manufactured on a large scale basis or at a feasible cost. Further, no assurance can be given that any technology will receive market acceptance. Being a start-up stage entity, the Company is subject to all the risks inherent in the establishment of a new enterprise and the marketing and manufacturing of a new product, many of which risks are beyond the control of the Company.

    The Company's plan of operation for the next twelve months will consist of activities aimed at:

    Identification, evaluation and acquisition of technologies which were developed by a prominent research institute and individual researchers in the former Soviet Union and other developed in Germany, Israel and the United States.

    Funding on-site demonstration testing of its proprietary siliconorganic
(EKOR) compound technology for possibly remediating the severe radioactive contamination problems that persist in Chernobyl, Ukraine and three sites in Russia. "Business - Silicon Organic Compound".

    Introduction of its waste-to-energy technology in the city of Cherkassy, Ukraine. See "Business - Waste-to-Energy Technology".

    Introduction of its automated parking technology in Moscow, Russia. See "Business - Automated Parking Garages".

    Continued funding of the development of silicon carbide "wafer" technology in conjunction with I.V. Kurchatov Institute in Moscow and Euro-Asian Physical Society. See "Business - General".

    Seeking to establish further strategic partnerships and joint ventures for the development, marketing, sales, license and manufacturing of the Company's existing and proposed technologies.

Results of Operation

For the Year Ended December 31, 1996 Vs. the Period from Inception (May 26 1995) to December 31, 1995:

    The Company commenced operations on May 26, 1995. The Company has no revenues to date. Consulting and other general and administrative expenses increased from $301,000 for the period ended December 31, 1995 to $2,034,000 for the year ended December 31, 1996 as a result of an increase in employees and consulting expenses. During 1996, the Company satisfied obligations under consulting arrangements aggregating $1,210,000 by the issuance of 4,345,036 shares of Common Stock.

    The Company is focusing on the commercialization of its technologies. Research and development expenses increased in the year ended December 31, 1996 to $1,171,000 from $212,000 for the period ended December 31, 1995 as the Company funded the development of additional technologies.

    For the year ended December 31, 1996 and the period from inception (May 26, 1995) through December 31, 1995, the Company incurred operating losses of $3,205,000 and $513,000, respectively. The losses are principally due to expenses incurred in the development of the technologies, including administrative expenses and consulting expenses.

    Interest expense and amortization of deferred and unearned finance costs increased from $-0- in 1995 to $272,000 in the year ended December 31, 1996. This increase was attributable to financing costs related to promissory notes of $341,000 and a bridge loan of $2,000,000. See Note 6 to the accompanying financial statements.

    The Company does not expect to have any revenues through the first half of 1997. The Company will record a charge against income of approximately $2,800,000 during fiscal 1997 related to shares of common stock issued in connection with the bridge financing completed in December of 1996. The Company intends to invest significantly in research and development of its technologies. As a result, it is likely that the Company will not be profitable on a quarterly or annual basis.

Liquidity and Capital Resources

    The Company's principal sources of working capital have been net proceeds of approximately $842,000 from the offering of common stock under Rule 504 of Regulation D, shareholder advances aggregating $341,000 and from the bridge financing discussed below, completed in December of 1996 of $2,000,000. Of the shareholder advances, promissory notes evidencing approximately $200,000 of shareholder indebtedness were exchanged for units in the bridge financing and $141,000 was repaid from the proceeds of the bridge financing. The net proceeds of the bridge financing reflect the cancellation of the notes referred to above and are being used for repayment of accrued liabilities and funding the development of certain technologies and for other working capital purposes.

    In December 1996, the Company entered into a purchase agreement for an offering of up to an aggregate of 40 units to certain accredited investors as defined pursuant to Rule 501 of the Securities Act of 1933 (as amended) (the "Act") pursuant to Rule 506 of Regulation D under the Act (the "Bridge Financing"). Each unit consists of one promissory note issued by the Company in the principal amount of $50,000 bearing interest at the rate of 12% per annum and 25,000 shares of the Company's Common Stock. Under the agreement, the notes are due one year from the issuance date. Gross proceeds received under this offering were $2,000,000. Holders of the shares of common stock issued pursuant to this agreement have, among other things, demand and mandatory registration rights, including penalties, which could require the Company to issue to the unit holders up to 1,000,000 additional shares of common stock if shares are not registered within the specified time frame. As of December 31, 1996, the Company has recorded an additional 500,000 shares of Common Stock to be issued under the offering based on the Company's belief that it would not meet one of the filing deadlines. See Note 6 to accompanying financial statements.

    The Company had a working capital deficiency and stockholders' deficiency of $1,809,000 and $1,675,000, respectively, as of December 31, 1996.

    The report of the Company's independent certified public accountants contains an explanatory paragraph relating to the Company's ability to continue as a going concern.

    The Company has agreed to fund the commercialization of certain technologies developed in the former Soviet Union by scientists and researchers at the I.V. Kurchatov Institute ("Kurchatov"), other institutes associated therewith, and the Euro-Asian Physical Society ("EAPS"), collectively the "Scientists". Kurchatov will provide the materials, facilities and personnel to complete the necessary work to commercialize such technologies. In addition, the Company expects to fund during 1997 development and commercialization expenses related to other technologies developed by scientists and researchers in Germany, Russia, Israel and the United States. Total planned expenditures under these programs, including related general and administrative expenses, are expected to approximate $1,500,000 during 1997. The Company's principal sources of funding these expenditures include remaining cash from the bridge financing ($380,000), anticipated proceeds of $450,000 from the exercise of warrants and loans from shareholders. As the development of each technology is completed and the technology's commercial applications are identified, the Company will seek joint venture partners to fund any further capital expenditures, including the project financing.

    As discussed above, the Company will require additional financing to continue to fund research and development efforts, operating costs and complete necessary work to commercialize its technologies. No assurance can be given that additional financing can be obtained, or if obtainable, that the terms will be satisfactory to the Company.

    The Company is exploring additional sources of working capital including private sales of securities, joint ventures and licensing of technologies and a public offering of preferred stock. In September 1996, the Company received a letter of intent from an underwriter pursuant to which the firm has agreed in principle to underwrite, on a firm commitment basis, 5,000,000 shares of cumulative convertible preferred stock (not including an underwriter's over-allotment option equal to up to 75,000 shares) at an initial public offering price of $10.00 per share. In connection therewith, the Company has incurred offering costs aggregating $75,000, which if the offering is not consummated, will be charged to expense. The Company is considering alternative financing arrangements, and there is no assurance that the Company will complete that or any other offering.

    While no assurance can be given, management believes the Company can raise adequate capital to keep the Company functioning during 1997. No assurance can be given that the Company can successfully obtain any working capital or complete any proposed offerings or, if obtained, that such funding will not cause dilution to shareholders of the Company. Further, no assurance can be given as to the completion of research and development and the successful marketing of the technologies. See "Risk Factors - Need for Additional Financing; - No Assurance of Collaborative Agreements, Licenses or Project Contracts; - Uncertainty of Market Acceptance".

                                  BUSINESS

GENERAL

    The Company, which was incorporated in May, 1995, under the laws of the District of Columbia, is a technology transfer, holding and management company formed to commercialize new, existing but previously unrecognized, and previously "classified" technologies, with a particular emphasis on those developed by prominent research institutes and individual researchers in the former Soviet Union, and to license those and other Western, technologies for business and other commercial applications in Central Europe, Eastern Europe, Ukraine, Russia, and North America. Since the Company's formation its senior executives and consultants have been, through their technology management expertise, active in identifying monitoring, reviewing and assessing such technologies for their commercial applicability and potential. Through this continuing process, the Company has acquired, and expects in the future to acquire, rights to selected technologies by purchase, assignments, and licensing arrangements. The Company operates its business by licensing its technologies to end-users and through development and operating joint ventures and strategic alliances.

    The Company's plan of operation for the next twelve months will consist of activities principally aimed at identifying, evaluating and acquiring rights to technologies; funding development for the on-site testing of its silicon-organic compound technology in the contemplated remediation of radioactive contamination; introducing its waste-to-energy technology in Ukraine; introducing its automated parking garage technology in Moscow, Russia; continued funding of the development of silicon-carbide, computer chip "wafer" technology; and seeking to establish further strategic partnerships and joint ventures for the development, marketing, sales, licensing and manufacturing of the Company's existing and proposed technologies.

    The Company has identified a number of technology acquisition and commercialization opportunities afforded by the break-up and subsequent reconfiguration of the former Soviet Union. In particular, pursuant to an agreement between "Ukrstroj" (the Ukrainian State Construction Company) and the Chernobyl Nuclear Power Plant, the Company will provide financing for the on-site demonstration testing of its proprietary silicon-organic (EKOR) compound technology in remediating the severe radioactive contamination problems that persist from the 1986 reactor explosion at Chernobyl, Ukraine. The Company believes its silicon-organic (EKOR) compound technology is the most effective existing technology and material for containing and facilitating the disposal of radioactive dust and other radioactive waste materials. The Company also has entered into a technology licensing agreement with Arbat American Autopark, Ltd., a Delaware corporation which is a 50% equity-holder in "Cinema World on Arbat," a Russian joint stock company organized to develop, own and operate one or more high-tech, automated parking garages in Moscow that use the Company's automated parking technology; and has entered into technology transfer and other agreements with Eurowaste Management, Ltd., a Delaware corporation ("Eurowaste"), for the development, construction and operation of technologically advanced waste-to-energy generation plants in Ukraine, utilizing the only technology currently approved for that purpose by the Ukrainian government. Eurowaste has together with "Cherkassystroi", a Ukrainian construction company, formed "Energy Ecology Construction Company," a Ukrainian joint stock company, for the purpose of constructing and owning those plants.

    In addition, the Company presently is participating in the development of silicon carbide "wafer" technology, which is in the late research and development stage, in conjunction with the I.V. Kurchatov Institute ("Kurchatov") in Moscow, Russia, and the Euro-Asian Physical Society ("EAPS"). To date, the Company has provided approximately U.S. $80,000 in financing to Kurchatov in connection with this technology. Although no assurance can be given, the Company presently expects that upon the successful completion of its development, all intellectual property, marketing and sales rights in and to the silicon carbide "wafer" technology will be assigned to the Company. While there is no assurance that such technology will be successfully developed, based on reports from Kurchatov, the Company believes the silicon carbide technology will permit the production of defect-free, radiation-resistant "wafers" (from which integrated circuit chips are fabricated) that will be approximately twice the size of those currently available. The Company expects that integrated circuit chips fabricated from its silicon carbide wafers will have particular application in high temperature environments such as automobile and aircraft engine control systems, high power environments such as power control transistors, and environments subject to ionizing radiation such as spacecraft.

    The Company also is negotiating an agreement with the Technion Israel Institute of Technology ("Technion") and the government of Israel for the establishment of a technology incubator (the "Technion Incubator") to be operated in cooperation with Technion Entrepreneurial Incubator, Ltd. ("TEI"), an Israeli corporation controlled by Technion. It is expected that pursuant to such agreement the Israeli government will provide 80% and the Company will provide 20% of the financing required for research and development projects selected by the Company, and that the Company will be granted a 20% equity interest in, and exclusive, world-wide marketing rights for all resulting technologies. In furtherance of this venture, the Company has opened an office at the premises of TEI in Haifa, Israel, and has identified four present and six potential technology development projects for inclusion in the Technion Incubator. The Company expects to provide approximately U.S. $310,000 in financing for the same in fiscal year 1997. There can be no assurance that these or any other development projects will result in useful technologies or that the same will be commercially saleable or profitable.

    Silicon-Organic Compound. The Company's silicon-organic (EKOR) compound technology was jointly developed by scientists at the I.V. Kurchatov Institute ("Kurchatov") in Moscow and the EuroAsian Physical Society ("EAPS") for the conservation and containment of ecologically hazardous radioactive materials. The EKOR compound is based on radiation-resistant compounds produced from silicon-organic elastomers. Kurchatov is a pre-eminent physics and scientific research institute, which in the former Soviet Union enjoyed a position of prestige, sophistication and importance roughly equivalent to that of the Lawrence-Livermore National Laboratory in the United States. EAPS is a professional society of over 5,000 scientists, physicists, and engineers in the former Soviet Union. Until August 1, 2014, the Company is the exclusive licensee of all right, title and interest (inclusive of all patent and other intellectual property rights) in and to the EKOR technology in Canada, China, Japan, the Republic of Korea, the United States of America, Ukraine, and all member countries of the European Patent Agreement. See "Certain Relationships and Related Transactions - Silicon-Organic (EKOR) Compound."

    The Company expects that the first commercial use of its EKOR compound technology will be to contain and stabilize the extensive radioactive debris and dust that continues to accumulate and contaminate the environment at Reactor 4 of the Chernobyl Nuclear Power Plant in Ukraine, the site of a disastrous explosion and near-reactor core meltdown in 1986, and to help structurally support the concrete and steel "sarcophagus" that was built over Reactor 4 as an interim containment measure. The rapid deterioration of the "sarcophagus," caused by the intense radiation persisting at Reactor 4, has occasioned international concern that without the implementation of effective site containment measures, a second nuclear disaster and possible melt-down is likely to occur. To this end, the G-7 group of industrialized nations (the United States, United Kingdom, Italy, France, Canada, Japan and Germany) has pledged up to U.S. $3.1 billion to assist in a multi-step project of remediating and closing the plant, with approximately U.S. $300 million budgeted for the project's first containment and site stabilization phase. Pursuant to an agreement with Kurchatov Research Holdings, Ltd. ("KRH") a Delaware corporation jointly owned by ERBC Holdings, Ltd., a Delaware corporation, ("ERBC") and individual Russian scientists, researchers and academics who are affiliated with Kurchatov and EAPS, 50% of the net profits derived from the sale of the EKOR compound for the Chernobyl project will be retained by the Company, and 50% will be remitted to KRH. Two employees of ERBC are beneficial owners of shares of the Company's Common Stock, and the chief Executive Officer of ERBC is the beneficial owner of 17.07% of the Company's outstanding Common Stock. See "Principal and Selling Shareholders" and "Certain Relationships and Related Transactions."

    In testing conducted at Kurchatov, the EKOR compound has been shown to be highly resistant to radiation and structural degradation through exposure to radiation, highly fire-resistant, water-proof, and capable of being formulated in densities that display considerable structural strength and weight-bearing properties (based on testing to date) of 100 lbs. per square inch. In high-dosage radiation tests the EKOR compound has met or exceeded all specifications for containment materials developed by the Chernobyl authorities. The Company believes that the EKOR compound is the most technologically advanced material for comprehensively containing radioactive materials, suppressing radioactive dust and preventing such materials and dust from escaping into the atmosphere and from leaching into and contaminating ground-water supplies.

    Based on the properties demonstrated by the EKOR compound, which the Company believes to be the only material presently being considered by the Chernobyl authorities as a solution to the containment problems posed by the Reactor 4 disaster, the Chernobyl Nuclear Power Station (an industrial amalgamation of the State Committee of Ukraine on Atomic Energy), hereinafter referred to as "ChNPP"), Kurchatov, "Ukrstroj" (the Ukrainian State Construction Corporation) and the Company have entered into a Memorandum of Intent (the "Chernobyl Memorandum of Intent") which acknowledges the successful completion of the laboratory development of EKOR compound applicable to the radioactive contamination remediation of Chernobyl Reactor 4, and sets forth the intention of ChNPP to enter into a "co-operation agreement" with the Company pursuant to which the Company will provide the financing for the development of an on-site demonstration of the EKOR compound, in conjunction with ChNPP, "Ukrstroj" and Kurchatov, which will provide the test sites, compound application equipment and technical support, respectively. In furtherance of the foregoing, "Ukrstroj" and ChNPP have entered into an agreement (the "Ukrstroj"-ChNPP Agreement") to conduct such on-site demonstration testing of the EKOR compound as is necessary to ascertain the specification requirements for its application to the containment of ChNPP Reactor 4. The "Ukrstroj"-ChNPP Agreement provides for the Company's participation in and financing of the EKOR demonstration test, which the Company has agreed to pursuant to the aforesaid Co-operation Agreement entered into by the Company, "Ukrstroj," and EAPS. The Company estimates that total financing costs for the demonstration test will not exceed U.S. $100,000. Although no assurance can be given, based on the Chernobyl Memorandum of Intent, the "Ukrstroj"-ChNPP Agreement, the Co-operation Agreement, and the Company's ownership of all right, title and interest to the EKOR technology, the Company believes that it will be appointed the contract vendor of the EKOR compound for the ChNPP Reactor 4 remediation project. The on-site demonstration was conducted in April, 1997.

    In addition, further applications of the EKOR technology are being developed and tested at three sites in Russia: Sverdlosk Chimmash (a major development, production and testing facility for nuclear, chemical and related equipment), Chelyabinsk Mayak (a plutonium production site) and Kola (a disposal site for nuclear fuel from atomic-powered ships and submarines).

    Waste-to-Energy Technology. The Company's waste-to-energy technology is a combination of "lowtech" mechanical technologies, "high-tech" combustion controls, modern emissions abatement technology and effective operation procedures configured into modules that produce steam energy from ordinary municipal waste. The basic configuration was pioneered in 1980 by the U.S. National Aeronautics and Space Administration ("NASA") and the city of Hampton, Virginia, to provide steam power for NASA's Langley Research Center and the Langley Air Force Base.

    Steam energy produced by the waste-to-energy technology is clean, efficient and environmentally "friendly". A typical modular unit burns 120 tons of refuse per day and produces 33,000 pounds of steam per hour at 400 psi. Pollutant levels are below present U.S. Environmental Protection Agency minimums, and each modular unit reduces the volume of raw waste to ash at a ratio of 10:1.

    Through a consulting agreement with Hunter Taylor, the President of Power Development Associates, Inc., the original designer of the NASA City of Hampton facility, the Company has obtained the engineering and implementation know-how, and has identified willing suppliers of component equipment for the waste-to-energy technology, including Detroit Stoker, a leading manufacturer of waste-to-energy stokers and a leading project management company for the engineering and construction of waste-to-energy plants. Detroit Stoker has informally agreed to act as the engineering project lead for the Company's waste-to-energy projects, which the Company believes will enable it to efficiently design and construct waste-to-energy plants customized to meet the varying energy generation needs of disparate municipalities.

    The Company intends to first introduce its waste-to-energy technology in the city of Cherkassy, Ukraine, where the National Government has selected this technology as the national standard for waste-to-energy facilities, and has approved the construction of ten such facilities using the Company's waste-to-energy technology. As part of that over-all approval, and pursuant to the request of the Ukrainian government, a Ukrainian-American joint stock company, "Energy Ecology Construction Company," ("Energy Ecology") has been formed to construct, own and operate these energy generation plants. Energy Ecology is equally owned by Eurowaste Management, Ltd., a Delaware corporation 8% of the equity of which is owned by the Company ("EuroWaste") and, pursuant to the request of the Ukrainian Cabinet of Ministers, "Cherkassystroi," the largest privately-owned construction company in Ukraine. The Company has entered into a technology transfer and consulting agreement with Eurowaste under which Eurowaste will pay the Company a U.S. $2.4 million technology transfer fee prior to the construction of the first waste-to-energy plant, and a design and implementation consulting fee of U.S. $425,000 for each subsequent plant. A shareholder and director of the Company is the chairman, Chief Executive Officer and a shareholder of Eurowaste. See "Principal and Selling Shareholders" and "Certain Relationships and Related Transactions."

    The necessary Ukrainian governmental approvals for the Cherkassy waste-to-energy facility have been obtained, including local site allocation and construction approvals. A large fertilizer production enterprise, "AZOZ", in Cherkassy has agreed to purchase the entire output of the Cherkassy waste-to-energy facility at rates of U.S. $.04-$.06 per kilowatt hour.

    The Company believes that the present and projected future waste management and energy needs of Ukraine present a significant commercial opportunity. Ukrainian governmental officials have acknowledged that municipalities have become reluctant to locate waste dump sites within municipal boundaries, because of potential ecological and public health risks, and have also acknowledged that the relative lack of local fuel resources has impaired Ukraine's energy production capabilities, generally. In the Company's view, the waste-to-energy technology's efficiency and low pollution levels, combined with its use of an abundant, inexpensive, but previously under-utilized fuel source, presents a comprehensive solution to these problems. Based on discussions with local and national Ukrainian governmental officials, and although no assurances can be given, the Company estimates that the municipal energy requirements of Ukraine will support up to 70 facilities based on the waste-to-energy technology.

    Automated Parking Garages. The Company has identified vendors of, and has adapted, automated parking garage technologies for the multiple applications required for garage sites in Moscow, Russia.

    Automated parking technology consisting of computer-controlled, rotating carousels which can be configured to contain varying numbers of automobile parking spaces, substantially reduces the economically unproductive space devoted to ramps and maneuvering areas in traditional, multi-story parking garages, and through the use of elevators and multi-level "stacking" of the carousels, permits the erection of high-capacity garages on parcels of land otherwise too small for such use. The Company believes that its automated parking technology is particularly useful in congested urban areas and in cities where available land for parking is scarce.

    The Company is introducing its automated parking technology in Moscow, Russia, which, particularly since the collapse of the former Soviet Union and the subsequently increased pace of political and economic reforms, has experienced a substantial increase in automobile ownership and traffic congestion. Additionally, there is a relative scarcity of existing parking spaces and construction sites of a size suitable for traditionally designed parking garage facilities in Moscow. The municipal government of Moscow has allocated a suitable construction site for the Company's intended, initial automated parking venture, located at Arbat 8-10. Arbat is one of the City of Moscow's principal commercial districts.

    The Moscow automated parking garage will be developed, owned and operated by "Cinema World on Arbat," a Russian joint stock company, the equity of which is owned 50% by Arbat American Autopark, Ltd., a Delaware corporation ("Arbat American"), 45% by "Soyuz Agat Fil," a Russian company to which the Moscow municipal government has allocated the construction site and which holds the necessary construction approvals and permits, and 5% by a privately owned Russian affiliate of "Mosinterstroi". "Mosinterstroi" is a quasi-governmental entity of the City of Moscow. 40% of the equity of Arbat American is owned by ERBC Holdings, Ltd., a Delaware corporation ("ERBC"). Two employees of ERBC are beneficial owners of shares of the Company's Common Stock, and the chief executive officer of ERBC is the beneficial owner of 17.07% of the Company's outstanding Common Stock. One of the directors of Arbat American is a shareholder of the company's Common Stock, and another individual, who is a director and the president of Arbat American, is a director and officer of the Company and a shareholder of the Company's Common Stock. The Company has entered into a technology license agreement with Arbat American pursuant to which the Company will receive, prior to construction, a one-time royalty of U.S. $1,250 for each parking space to be contained in the automated parking facility and in any garage facilities that in the future are developed, owned and/or operated by Arbat American that use the Company's automated parking technology. The Company presently estimates that, when completed, the Moscow automated parking garage will contain 240 parking spaces. See "Risk Factors - Conflicts of Interest," "Principal and Selling Shareholders", "Management," and "Certain Relationships and Related Transactions."

EMPLOYEES

    The Company has three full-time employees and one part-time employee, of whom two are involved in executive management, one is involved in sales and marketing, acquisition and distribution, and one is involved in clerical and administrative activities.

    None of the Company's employees is covered by a collective bargaining agreement. The Company considers its employee relations to be satisfactory and has not experienced any material labor problems.

EXECUTIVE OFFICE

    The Company's headquarters are located at 1200 Prospect Street, Suite 425, LaJolla, California 92037 pursuant to a lease commencing August 30, 1996, and ending October 30, 1997, for which the Company pays an annual rent of $30,600. The Company believes that it will be able to renew its lease and that its current facilities are sufficient to meet the requirements of the Company's planned growth for approximately the next year.


LITIGATION

    The Company is not involved in any litigation.

                        MARKET PRICE OF COMMON STOCK

Trading Market

    The Company's Common Stock trades on the NASDAQ Electronic Bulletin Board market.

Principal Market-Makers

    Following are the principal market-makers in the Company's Common Stock:
Cantor Fitzerald Securities, Grady & Hatch, Olson & Company, Sherwood Securities, Fahnstock & Co., Paragon Capital Corporation, and Nash Weiss & Co.

Number of Shareholders of Record

    The following table sets forth the approximate number of holders of record of the Company's Common Stock at the end (December 31) of fiscal year 1996. The Common Stock is the only class of the Company's equity securities share of which are outstanding.

---------------------------------------------------------
   Title of Class          Number of Record Holders
                     at end (Dec. 31) of Fiscal Year 1996
---------------------------------------------------------
    Common Stock                     59

Market Price

    The following table set forth the quarterly high and low closing bid and closing asked prices for the Company's Common Stock, since July 25, 1995:

                           CLOSING BID                  CLOSING ASKED
         1995          HIGH           LOW            HIGH            LOW
         ----          --------------------          ---------------------

JULY 25
(First Available)
THRU                   2.875          2.125          3.125           2.375
SEPT. 29

OCT. 2
THRU                   4              2.25           4.50            3
DEC. 29


                           CLOSING BID                  CLOSING ASKED
         1996         HIGH            LOW            HIGH            LOW
         ----         ----------------------         ----------------------

JAN. 2
THRU
MAR. 29                5.375           4             5.875           4.50
(Excluding Jan. 8)

APR. 1
THRU                   9.25            2.50          9.625           3
JUNE 21

JUNE 24
THRU                   2.625           2             2.875           2.375
JUNE 28

JULY 1
THRU                   2.50            1.325         2.625           1.40625
SEPT. 30

OCT. 1
THRU                  10               1.9375        10.25           2.0625
DEC. 31

                           CLOSING BID                   CLOSING ASKED
         1997          HIGH           LOW            HIGH            LOW
         ----          ----------------------        ----------------------

JAN. 2
THRU
MAR. 31               12.25           5.625          12.50           6


APR. 1
THRU                   6.50           5              7               5.25
MAY 5

     The foregoing data represents prices between dealers and does not include retail mark-ups, mark-downs or commissions, nor does such data represent actual transactions or adjustments for stock-splits or dividends.

Source:  National Quotation Bureau, Inc.

                                  MANAGEMENT

Executive Officers and Directors

          Name                 Age              Position with the Company
          ----                 ---              -------------------------

Randolph A. Graves, Jr.         57       Director, Chairman and Chief Executive
                                         Officer, President
Karl J. Krobath                 62       Director
Hans-Joachim Skrobanek          46       Director, Secretary
Peter Gulko                     48       Director

      Dr. Randolph A. Graves, Jr. has served as a Director, Chairman and Chief Executive Officer of the Company since its incorporation in May, 1995. From November, 1992, until January, 1995, Dr. Graves was the President and Chief Executive Officer of Mosaic Multisoft Corp., a computer software company. From February, 1991, until November, 1992, Dr. Graves was President of Graves Technology, Inc., a technology consulting company. From September, 1989, until January, 1991, Dr. Graves was the Vice President Applications, of Super Computing Solutions, Inc., a computer and software development company. From June, 1963, until September, 1989, Dr. Graves was the Research and Development Division Director of the National Aeronautics and Space Administration in Washington, D.C. Dr. Graves received his Doctor of Science degree in 1978 from the George Washington University, and a Masters degree in Business from Stanford University in 1983.

      Karl J. Krobath has served as a Director of the Company since its incorporation in May, 1995. In addition to his duties as a Director of the Company, since 1995 Mr. Krobath has been Chairman and Chief Executive Officer of Eurowaste Management, Ltd. which is involved in the development, ownership and operation of waste-to-energy plants utilizing the Company's waste-to-energy technology (see "Risk Factors Conflicts of Interest," and "Certain Relationships and Related Transactions"); and since 1994 Mr. Krobath has served as a business advisor to Nordex, GmbH, a trading company in Vienna, Austria. From 1993 until 1994, Mr. Krobath was the President of Eisenbeiss-Sohne, an Austrian gear manufacturing company. From 1991 through 1992, he was engaged as an East-West trading consultant in the trading business maintained by Dr. Karl Pisec in Vienna, Austria. In 1962 Mr. Krobath received a Masters Degree in Science from Montanuniversitat (University for Mining and Metallurgy) in Austria.

      Hans-Joachim Skrobanek has served as a Director and the Secretary of the Company since its incorporation in May, 1995. In addition to his duties as a Director and Secretary of the Company, since 1995 Mr. Skrobanek has been employed as a managing director of ERBC Holdings, Ltd., a project development and finance company in Rockville, Maryland, where he has coordinated that company's Western European activities; and since 1995 has been the President of Arbat American Autopark, Ltd., which is involved in the development, ownership and operation of parking garages utilizing the Company's automated parking technology. See "Risk Factors - Conflicts of Interest," and "Certain Relationships and Related Transactions." From 1989 through 1994 Mr. Skrobanek was a managing director of FBT, a finance company in Berlin, Germany, where he was involved in that company's East-West financing transactions. In 1976 Mr. Skrobanek received a Diploma in Economics from the Johann Wolfgang Goethe Universitat in Frankfurt, Germany.

      Peter Gulko has been a Director of the Company since its incorporation in May, 1995. From May, 1994, Mr. Gulko has also been employed as a managing director of ERBC Holdings, Ltd., where he is involved in that company's activities in the former Soviet Union. See "Risk Factors - Conflicts of Interest," and "Certain Relationships and Related Transactions." From 1995 Mr. Gulko has also been the President of CIS Development, Inc., a consulting company of which he is the sole owner. From 1991 until 1994 Mr. Gulko was the director of the Moscow, Russia, office of TMR, International, a technology transfer company that specialized in oil refining. Mr. Gulko is a 1973 recipient of a Masters Degree in Civil Engineering from Novocherkassk University in Russia.

Executive Compensation

      The following table sets forth the compensation paid by the Company for services rendered in all capacities during the calendar years 1996 and 1995 to Randolph A. Graves, Jr., its chief executive officer during 1996. No other executive officer or key employee was compensated in excess of $100,000.

------------------------------------------------------------------------------------------------------------------
                                           SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------
                                                                            Annual Compensation
------------------------------------------------------------------------------------------------------------------
                                                                                               Other Annual
                                                                 Salary          Bonus         Compensation
           Name and Principal Position              Year          ($)             ($)               ($)
------------------------------------------------------------------------------------------------------------------
Randolph A. Graves, Jr, President & Chief           1996         $7,375         $20,000          $243,109
Executive Officer.................................  1995           0               0              $10,500
------------------------------------------------------------------------------------------------------------------

Employment Agreement

      The Company has entered into an Employment Agreement with Dr. Randolph Graves, Jr., as President of the Company. The term of that agreement expires on December 31, 1998, and is subject to renewal for additional two-year periods thereafter, and is also subject to earlier termination upon the occurrence of certain specified events. Pursuant to the Employment Agreement, Dr. Graves will be entitled to receive: (i) a base salary of $77,374 per year, subject to modification upon each renewal; (ii) an additional 255,000 shares of the Company's Common Stock (which shares were issued to Dr. Graves in fiscal year
1996) and such bonus and other additional compensation as the Board of Directors may authorize.

      The Employment Agreement also contains covenants prohibiting the employee, during the term of the Agreement and the one year period commencing upon termination of the Agreement, from directly or indirectly competing with the Company, and prohibiting the employee, during the term of the Agreement and the three-year period following its termination, from disclosing any of the Company's proprietary information and/or trade secrets.

Board of Directors

      All Directors hold office until the next annual meeting of shareholders of the Company or until their successors have been elected. All officers are appointed annually by the Board of Directors and, subject to existing employment agreements, serve at the discretion of the Board. Directors who are employees of the Company receive no compensation for serving on the Board of Directors. It is expected that Directors who are not employees of the Company will receive compensation for their services in an amount to be determined. All Directors are reimbursed by the Company for any expenses incurred in attending Director's meetings. The Company may attempt to obtain Officers and Directors liability insurance.

Audit Committee of the Board of Directors

      The Board of Directors has established an Audit Committee, the current members of which are Messrs. Graves and Krobath. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent auditors of the Company, discuss and review in advance the scope and the fees of the annual audit and review the results thereof with the independent auditors, review and approve non-audit services of the independent auditors, review compliance with existing major accounting and financial reporting policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relating to the adequacy of the Company's internal accounting controls and compliance with applicable laws relating to accounting practices.

1995 Incentive Stock Option Plan

      The Company has adopted its 1995 Incentive Stock Option Plan ("Plan"). The Board believes that the Plan is desirable to attract and retain executives and other key employees of outstanding ability. Under the Plan, options to purchase an aggregate of not more than 500,000 shares of Common Stock may be granted from time to time to key employees, officers, directors, advisors and consultants to the Company or to any of its subsidiaries.

      The Plan is currently administered by the Board of Directors which may empower a committee to administer the Plan. The Board is generally empowered to interpret the Plan, prescribe rules and regulations relating thereto, determine the terms of the option agreements, amend them with the consent of the optionee, determine the individuals to whom options are to be granted, and determine the number of shares subject to each option and the exercise price thereof. The per share exercise price for options granted under the Plan are determined by the Board of Directors provided that the exercise price of incentive stock options ("ISOs") will not be less than 100% of the fair market value of a share of the Common Stock on the date the option is granted (110% of fair market value on the date of grant of an ISO if the optionee owns more than 10% of the Common Stock of the Company). Upon exercise of an option, the optionee may pay the purchase price with previously acquired securities of the Company, or at the discretion of the Board, the Company may loan some or all of the purchase price to the optionee.

      Options will be exercisable for a term determined by the Board, which will not be greater than ten years from the date of grant (five years in the case of ISO's). Options may be exercised only while the original grantee has a relationship with the Company which confers eligibility to be granted options or within three months after termination of such relationship with the Company, or up to one year after death or total and permanent disability. In the event of the termination of such relationship between the original grantee and the Company for cause (as defined in the Plan), all options granted to that original optionee terminate immediately. In the event of certain basic changes in the Company, including a reorganization, merger or consolidation of the Company, or the purchase of shares pursuant to a tender offer for shares of Common Stock of the Company, in the discretion of the Committee, each option may become fully and immediately exercisable. ISOs are not transferable other than by will or the laws of descent and distribution. Non-qualified stock options may be transferred to the optionee's spouse or lineal descendants, subject to certain restrictions. Options may be exercised during the holder's lifetime only by the holder, his or her guardian or legal representative.

      Options granted pursuant to the Plan may be designated as ISOs, with the attendant tax benefits provided under Section 421 and 422 of the Internal Revenue Code of 1986. Accordingly, the Plan provides that the aggregate fair market value (determined at the time an ISO is granted) of the Common Stock subject to ISOs exercisable for the first time by an employee during any calendar year (under all plans of the Company and its subsidiaries) may not exceed $100,000. The Board may modify, suspend or terminate the Plan; provided, that certain material modifications affecting the Plan must be approved by the stockholders, and any change in the Plan that may adversely affect an optionee's rights under an option previously granted under the Plan requires the consent of the optionee.

      To date, no options have been granted pursuant to the Plan.

Compensation of Directors

      The Company's directors do not receive any compensation for their service as directors or on any committee of the Board.

Limitation on Officers' and Directors' Liability

      The Company's Certificate of Incorporation provides that the Company shall, to the full extent permitted by Section 29-304 of the District of Columbia Business Corporation Act, as from time to time amended and in effect (the "BCA"), indemnify any and all persons it has the power to indemnify under said section. Section

29-304 of the BCA grants to the Company the power to indemnify any and all of its directors or officers or former directors of officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties or a party, by reason of being or having been directors or officers or a director or officer of the Company, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person is adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. The foregoing provisions of the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against the Company's directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit the Company and its stockholders.

      Additionally, the Company's By-Laws provide for the indemnification of directors and officers. The specific provisions of the By-Laws related to such indemnification are as follows:

                                   ARTICLE VI

                                 INDEMNIFICATION

                        No director shall be liable to the corporation or any of
                its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
                (3) liability which may be specifically defined by law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by law. The corporation shall indemnify to the fullest extent permitted by law each person that such law grants the corporation the power to indemnify.

                       PRINCIPAL AND SELLING SHAREHOLDERS

      The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock at the date of this Prospectus by (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Company's executive officers, (iv) all officers and directors of the Company as a group, and (v) each of the beneficial owners of the 3,985,035 shares of Common Stock registered in the Registration Statement covering the Shares offered hereby (the "Selling Shareholders"). The Shares offered hereby will be sold, if at all, solely by and at the discretion of the Selling Shareholders, and the Company will not receive any proceeds from any such sales. See "Plan of Distribution". Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                          Shares Beneficially          Shares         Shares Beneficially(1)
                                        Owned Prior to Offering      Registered        Owned After Offering
                                        -----------------------      ----------        --------------------
        Name and Address of
          Beneficial Owner              Number         Percent         Number         Number          Percent
        --------------------            ------         -------         ------         ------          -------
Kurt Seifman
150 East 58th Street
New York, NY 10155                     2,071,300         12.0         370,000        1,701,300           9.6

Peter Gulko(2)
976 Rock Haven Drive
Rockville, Maryland 20852              1,355,000          7.9            --          1,355,000           7.6

Randolph A. Graves, Jr.(2)(3)
3299 Villanova Avenue
San Diego, California 92122              615,000          3.6            --            615,000           3.5

Hans Joachim Skrobanek(2)
Wiesbadener Strasse 17A
D-12309 Berlin
Germany                                  145,000          .84            --            145,000            .8

Karl J. Krobath(2)(3)
Turmgasse 3B
A-8700 Leoben
Austria                                   25,000          .14            --             25,000           .14

Mr. John A. Kinard
919 Kay Street
Murfreesboro, TN 37130                   177,500          1.0         177,500             --            -- (1)

Ms. D.K. Rogers
20 West 86th Street Apt 5A
New York, NY 10024                       327,500          1.9         457,500             --            -- (1)

Mr. Chad Nellis
3812 Pacific Avenue, #3
Marina del Rey, Ca. 90292                250,000          1.4         250,000             --            -- (1)

Mr. Simon Nemzov
30 Blackstone Blvd
Providence, RI 02906                      56,250           .3          56,250             --            -- (1)

                                          Shares Beneficially          Shares         Shares Beneficially(1)
                                        Owned Prior to Offering      Registered        Owned After Offering
                                        -----------------------      ----------        --------------------
        Name and Address of
          Beneficial Owner              Number         Percent         Number         Number          Percent
        --------------------            ------         -------         ------         ------          -------
Ms. Elizabeth T. Martin
1264 Calais Court
Knoxville, TN 37919                       56,250           .3          56,250             --            -- (1)

Mr. Miguel N. Alexiades
375-21C South End Avenue
New York, NY 10280                         9,375         --             9,375             --            -- (1)

Mr. James C. Buckner
402 Harbor Drive North
Indian Rocks Beach, Fla. 33785             9,375         --             9,375             --            -- (1)

CBB Office Furnishings
  Defined Benefit Plan
34 Lincoln Drive
Sausalito, Ca 94965-1641                  28,125          .16          28,125             --            -- (1)

Mr. Charles D. Smith
4661 Cedar Grove Road
Murfreesboro, TN 37127                    75,000           .4          75,000             --            -- (1)

Mr. Colin Cody
1059 Ocotillo Drive
Sun City, AZ 85373                        93,750           .5          93,750             --            -- (1)

Mr. Monni Weisberger
1016 East 18th Street
Brooklyn, New York 11230                  37,500           .2          37,500             --            -- (1)

Mr. David Weisberger
1016 East 18th Street
Brooklyn, NY 11230                        37,500           .2          37,500             --            -- (1)

Mr. Richard D. Willey &
 Linda Willey JTWRS
926 Keowee Avenue
Knoxville, TN 37919                       18,750           .1          18,750             --            -- (1)

Mr. John C. Trotter
4309 Topside Road
Knoxville, TN 37920                       18,750           .1          18,750             --            -- (1)

Mr. Patrick S. Martin
8916 Strawflower Drive
Knoxville, TN 37920                       46,875           .3          46,875             --            -- (1)

Chad A. Verdi
100 Pheasant Drive
E. Greenwich, RI 02818                    37,500           .2          37,500             --            -- (1)

Ms. Pamela Kaweske
P.O. Box 31457 SMB
Grand Cayman
Cayman Islands                            46,875           .3          46,875             --            -- (1)

                                          Shares Beneficially          Shares         Shares Beneficially(1)
                                        Owned Prior to Offering      Registered        Owned After Offering
                                        -----------------------      ----------        --------------------
        Name and Address of
          Beneficial Owner              Number         Percent         Number         Number          Percent
        --------------------            ------         -------         ------         ------          -------
Mr. Wesley Burdette
2733 Jersey Avenue, B-300
Knoxville, TN 37919                       37,500           .2          37,500             --            -- (1)

Mr. William T. Thompson
31 Ridge Road
Ridgewood, New Jersey 07450               75,000           .4          75,000             --            -- (1)

Sherwood Securities
Attn:  Michael Caedinale
10 Exchange Place Centre
Jersey City, N.J. 07302                   75,000           .4          75,000             --            -- (1)

David Wilkes
15 Sommerset Dr., South
Great Neck, NY 11020                      37,500           .2          37,500             --            -- (1)

B.V.H. Holdings
2125 Center Avenue, Suite 508
Fort Lee, New Jersey 07024                75,000           .4          75,000             --            -- (1)

Michael Krasnoff
PDK Labs, Inc.
750 Lexington Avenue, #2750
New York, NY 10022                        37,500           .2          37,500             --            -- (1)

Jeffrey Markowitz
7 Kensington Road
Scarsdale, NY 10583                       75,000           .4         225,000             --            -- (1)

Richard Friedman
49 Fort Royal Isle
Fort Lauderdale, Fla. 33308              150,000          .86         300,000             --            -- (1)

Chana Sasha Foundation
1 State Street Plaza, 29th Floor
New York, NY 10004
(Morris Wolfson, President)               37,500           .2          37,500             --            -- (1)

Mr. Frank T. Rogers
20 West 86th Street Apt 5A
New York, NY 10024                        14,062          .08          14,062             --            -- (1)

Mr. Craig S. Rogers
20 West 86th Street Apt 5A
New York, NY 10024                        14,062          .08          14,062             --            -- (1)

Credit Suisse
c/o Nesbit Burns
Triftstrasse 4
80538 Munich
Germany
Attn: Rolf                                35,000           .2          35,000             --            -- (1)

                                          Shares Beneficially          Shares         Shares Beneficially(1)
                                        Owned Prior to Offering      Registered        Owned After Offering
                                        -----------------------      ----------        --------------------
        Name and Address of
          Beneficial Owner              Number         Percent         Number         Number          Percent
        --------------------            ------         -------         ------         ------          -------
Rene Carrel
c/o Nesbit Burns
Triftstrasse 4
80538 Munich
Germany
Attn:  Rolf                                5,000         --             5,000             --            -- (1)

NFC Services/ABW Trading
Eichelbrelte 1
82335 Berg II
Germany                                  285,000          1.6         285,000             --            -- (1)

Dionne Fedderson
7878 East Gainey Branch Road
#23
Scottsdale, Arizona                       10,000         --            10,000             --            -- (1)

Yvonne Fedderson
6135 East McDonald Drive
Paradise Valley, Arizona 85253-
5222                                     200,000          1.2         200,000             --            -- (1)

Sara O'Meara
6135 East McDonald Drive
Paradise Valley, Arizona 85253-
5222                                       5,000         --             5,000             --            -- (1)

James D. Watkins
2021 Indian Circle
Saint Leonard, MD 20685                   41,000           .2          25,000           16,000           .09(1)

AIM Corporate Relations Inc.
5540 14B Avenue
Tsawwassen, British Columbia
V4M 2G6 Canada                             5,036         --           105,036             --            -- (1)

Dawn Van Zant
5540 14B Avenue
Tsawwassen, British Columbia
V4M 2G6
Canada                                    15,000         --            15,000             --            -- (1)

Heidi Hirst
259 67A Street
Boundry Bay
Delta, British Columbia V4L
1L2                                       15,000         --            15,000             --            -- (1)

ERBC Holdings, Ltd.
Weisbadner Strasse 1/A
D-12309 Berlin
Germany                                  255,000          1.5         255,000             --            -- (1)

                                          Shares Beneficially          Shares         Shares Beneficially(1)
                                        Owned Prior to Offering      Registered        Owned After Offering
                                        -----------------------      ----------        --------------------
        Name and Address of
          Beneficial Owner              Number         Percent         Number         Number          Percent
        --------------------            ------         -------         ------         ------          -------
Kenmar International
 Management Limited
Graham, Thompson & Co.
Sassoon House, Shirley Street
P.O. Box N-272, Nassau,
Bahamas                                  100,000           .6         100,000             --            -- (1)

ABW Trading/NFC (Service) Ltd.
POB12 Budleigh Salterton
Devon FX96TA
England                                  100,000           .6         100,000             --            -- (1)

Wolfgang Jastram
Apartado 6512
Comunicaciones SA
Avenida Francisco
  de Maranda
Edificio Mene Grande
  6 Piso
Caracas, Venezuela                        44,500          .25          44,500             --            -- (1)

Harald Block
POB 310
CH 8123 Ebmatengen
Zurich, Switzerland                       30,500          .18          30,500             --            -- (1)

Directors and Officers
As a Group

(4 Persons)                            2,140,000         12.4            --          2,140,000          12.0

----------
(1) Gives effect to: (i) the issuance of 530,000 shares of Common Stock issuable upon the exercise of stock options and warrants outstanding at the date of this Prospectus (which shares have been registered under the Registration Statement of which this Prospectus is a part; and (ii) the sale by the Selling Shareholders of all of the Shares registered under the Registration Statement of which this Prospectus is a part.

(2)   Member of the Company's Board of Directors.

(3)   Executive Officer of the Company.

                              CERTAIN TRANSACTIONS


Shareholder and Other Loans.

      On June 30, 1996, Richard A. Wall Associates, Inc. a company controlled by Richard A. Wall (who has acted as a consultant to and a promotor of the Company) loaned $128,300 to the Company, payable with accrued interest at the rate of 10% per anum, on December 31, 1996.

      On August 31, 1996, Richard A. Wall Associates, Inc., Chad Nellis (a shareholder and the son of Mr. Wall) and D.K. Rogers (a shareholder and consultant to the Company) loaned to the Company $13,000, $100,000, and $100,000, respectively, each such loan being payable, with accrued interest at the rate of 10% per annum, on December 31, 1996.

      The loans made by Richard A. Wall Associates, Inc., were repaid in full in fiscal year 1996. The loans made by Mr. Nellis and Ms. Rogers were fully converted into four Units in the Company's third unregistered offering of Common Stock pursuant to Rule 506 of Regulation D under the Securities Act.
Issuance of Common Stock to Consultants and Advisors.

      On October 10, 1995, the Company granted options to Richard A. Wall, Kelly Capital Corporation and Ruffa & Ruffa, to acquire 200,000 shares, each, of the Company's Common Stock in exchange for past financial public relations, investment banking and legal services, respectively. The shares issuable upon exercise of those options were part of the Company's first unregistered offering of Common Stock pursuant to Rule 504 of Regulation D under the Securities Act of 1933. All such options were exercised on January 18, 1996.

      The services of Mr. Wall, Kelly Capital Corporation and Ruffa & Ruffa were each valued by the Company at $25,000, which valuation the Company believes to be fair and reasonable.

Common Directors and Shareholders

      ERBC Holdings, Ltd. ERBC Holdings, Ltd., a Delaware corporation ("ERBC"), is the beneficial owner of 255,000 shares of the Company's Common Stock. Two employees of ERBC, Hans-Joachim Skrobanek and Peter Gulko, are shareholders and directors of the Company, and Mr. Skrobanek is the Secretary of the Company. Mr. Skrobanek is the beneficial owner of 145,000 shares, and Mr. Gulko is the beneficial owner of 1,355,000 shares, of the Company's Common Stock. The chief executive officer of ERBC, Kurt Seifman, is the beneficial owner of 2,071,300 shares of the Company Common Stock. See "Risk Factors - Conflicts of Interest."

      Eurowaste Management, Ltd. The chairman and chief executive officer of Eurowaste Management, Ltd., a Delaware corporation ("Eurowaste"), Karl Krobath, is a shareholder and director of the Company. Mr. Krobath is the beneficial owner of 25,000 shares of the Company's Common Stock. See "Risk Factors - Conflicts of Interest."

      Arbat American Autopark, Ltd. Hans-Joachim Skrobanek, a shareholder, director and the Secretary of the Company, is a shareholder and president of Arbat American Autopark, Ltd., a Delaware corporation ("Arbat American"). ERCB is the beneficial owner of 40% of the outstanding common stock of Arbat American. See "Risk Factors - Conflicts of Interest."

Transactions Involving ERBC, Eurowaste and Arbat American.

      Silicon-Organic (EKOR) Compound. Pursuant to the License Agreement among the Euro-Asian Physical Society ("EAPS"), a professional society of scientists, physicists and engineers in the former Soviet Union (as Licensor), and ERBC (as Licensee) dated September 6, 1996 (the "EAPS-ERBC License") ERBC became the exclusive licensee of all right, title and interest in and to the EKOR technology in Canada, China, Japan, the

Republic of Korea, the United States of America, Ukraine and all countries that are members of the European Patent Agreement (the "Territory") for a term expiring on August 1, 2014. The EAPS-ERBC License, among other things, grants ERBC the right to sub-license its rights and interest thereunder. Pursuant to the License Agreement among ERBC and the Company dated September 16, 1996 (the "ERBC-Eurotech License"), ERBC exclusively sub-licensed all of its right, title and interest in and to the EKOR technology to the Company for a term co-terminus with the term of the EAPS-ERBC License. Pursuant to an agreement among Kurchatov Research Holdings, Ltd., a Delaware corporation ("KRH") and the Company dated January 28, 1997, 50% of the net profits the Company derives from the commercialization, sale or licensing of any technology developed by the I.V. Kurchatov Institute ("Kurchatov") and EAPS will be remitted to KRH. 50% of the KRH's outstanding capital stock is owned by ERBC, and 50% is owned by individual Russian scientists, researchers and academics affiliated with either or both Kurchatov and EAPS. See "Risk Factors - Conflicts of Interest."

      Waste-to-Energy Technology. Pursuant to a letter agreement among the Company and Eurowaste Management, Ltd., a Delaware corporation ("Eurowaste") dated September 18, 1996, Eurowaste has agreed to pay to the Company $2,450,000 upon the initiation of construction of the first waste-to-energy plant in which Eurowaste is involved, and to pay to the Company $425,000 upon the initiation of construction of each additional waste-to-energy plan in which Eurowaste is involved. The Company believes that the terms of this agreement are fair and commercially reasonable. See "Risk Factors - Conflicts of Interest."

      Automated Parking Garages. Pursuant to a letter agreement among the Company and Arbat American Autopark, Ltd., a Delaware corporation ("Arbat American") dated January 28, 1997, Arbat American has agreed to pay to the Company $1,250 per parking space in each parking garage erected by Arbat American or any affiliate of Arbat American the design of which substantially conforms to the technology, designs, renderings, blueprints and plans previously furnished by the Company to Arbat American. The Company believes that the terms of such agreement are fair and commercially reasonable. See "Risk Factors - Conflicts of Interest."

                            DESCRIPTION OF SECURITIES

General

      The Company's authorized capital consists of 50,000,000 shares of Common Stock, par value $.00025 per share, and 1,000,000 shares of "blank check" Preferred Stock (the "Blank Check Preferred Stock"). As of the date of this Prospectus, there are outstanding 17,254,836 shares of Common Stock, and no shares of Blank Check Preferred Stock. See "Principal and Selling Shareholders." Set forth below is a summary description of certain provisions relating to the Company's capital stock contained in its Certificate of Incorporation and By-laws and under the District of Columbia Business Corporation Act. Such summary is qualified in its entirety by reference to the Company's Certificate of Incorporation and By-laws and the District of Columbia Business Corporation Act.

Common Stock

      The Company is authorized to issue 50,000,000 shares of Common Stock. All the issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable. Each outstanding share of Common Stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holders of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors of the Company. In the event of a voluntary or involuntary liquidation of the Company, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. The holders of the Common Stock have no preemptive rights with respect to the Company's offerings of shares of its Common Stock. Holders of Common Stock are entitled to dividends if, as and when declared by the Board of Directors out of the funds legally available therefor. It is the present intention of the Company to retain earnings, if any, for use in its business. Dividends are, therefore, unlikely in the foreseeable future. See "Dividend Policy."

Blank Check Preferred Stock

      Pursuant to its Certificate of Incorporation, the Company's Board of Directors is authorized to issue, without any action on the part of its stockholders, an aggregate of 1,000,000 shares of "blank check" preferred stock. The Board of Directors has authority to divide the Blank Check Preferred Stock into one or more series and has broad authority to fix and determine the relative rights and preferences, including the voting rights of the shares of each series. Such Blank Check Preferred Stock could be used as a method of discouraging, delaying, or preventing a change in control of the Company or be used to resist takeover offers opposed by management. Under certain circumstances, the Board of Directors could create impediments to or frustrate persons seeking to effect a takeover or otherwise gain control of the Company by causing shares of Blank Check Preferred Stock with voting or conversion rights to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines not to be in the best interest of the Company and its stockholders. In addition, the Company's ability to issue such shares of Blank Check Preferred Stock with voting or conversion rights could dilute the stock ownership of such person or entity. No shares of Blank Check Preferred Stock are currently issued and outstanding and the Company has no plans to issues any shares of Blank Check Preferred Stock at this time.

Transfer Agent

      The Transfer Agent for the Common Stock of the Company is Interwest Transfer Co., Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Of the 17,784,836 shares of the Company's Common Stock to be outstanding after the Offering1, 3,985,035 shares are being registered by the Company under, and will be eligible for sale upon the effectiveness of, the Registration Statement of which this Prospectus is a part. 6,998,000 shares of the Company's currently outstanding Common Stock were issued without registration pursuant to Rule 504 of Regulation D under the Securities Act, and are free-trading. 6,801,801 shares of the currently outstanding Common Stock are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and pursuant to that Rule, under certain circumstances may be sold without registration. All the currently outstanding "restricted" shares of Common Stock will become eligible for sale at various times after the applicable holding period has expired, without registration. Included in the 6,801,801 "restricted" shares are 3,991,036 shares of the Company's Common Stock issued to certain employees of and consultants to the Company pursuant to Rule 701 under the Securities Act (the "701 Shares"). Pursuant to Rule 701, holders of the 701 Shares who are not "affiliates" of the Company within the meaning of Rule 144 may sell such shares without registration ninety days after the effectiveness of the Form 10 Registration Statement filed by the Company on February 12, 1997, pursuant to the Securities Exchange Act of 1934.

      1,500,000 of the Shares offered hereby carry mandatory and demand registration rights pursuant to a Bridge Financing completed by the Company in December, 1996. See "Management's Discussion and Analysis of Results of Operations and Financial Condition - Liquidity and Capital Resources." The holders of such 1,500,000 shares of Common Stock have exercised their mandatory registration rights, Those shares have been registered in this Offering, and are free-trading.

      The availability for sale, as well as actual sales, of currently outstanding shares of Common Stock, and shares of Common Stock issuable upon the exercise of outstanding options and warrants, securities, may depress the prevailing market price for the Common Stock, and could adversely affect the terms upon which the Company would be able to obtain additional financing.

      In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner other than an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the effectiveness of the Form 10 Registration Statement filed by the Company on February 12, 1997 pursuant to the Securities Exchange Act of 1934, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without compliance with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

----------
(1) Gives effect to the issuance of 530,000 shares of Common Stock issuable upon exercise of stock options and warranties outstanding at the date of this Prospectus. Does not give effect to the issuance of (i) up to 470,000 shares of Common Stock issuable upon exercise of stock options and warrants outstanding at the date of the Prospectus, and (ii) the issuance of up to 500,000 shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan. See "Management - 1995 Stock Option Plan."

Registration Rights

      In connection with the Bridge Financing completed in December, 1996, the Company granted to the holders of an aggregate of 1,500,000 shares of the Company's Common Stock mandatory and demand registration rights as to their shares, which have been exercised. Pursuant to such shareholders' (hereinbefore referred to as the "Selling Shareholders") exercise of such mandatory registration rights, the Company has registered those 1,500,000 shares of Common Stock in the Registration Statement of which this Prospectus is a part. See "Management's Discussion and Analysis of Results of Operations and Financial Condition Liquidity and Capital Resources".

                              PLAN OF DISTRIBUTION

      The distribution of the Shares by the Selling Shareholders or by their respective pledgees, donees, transferees or other successors in interest may be effected from time to time in one or more transactions for their own accounts (which may include block transactions) on the Nasdaq Bulletin Board or any exchange on which the Shares may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), through short sales, sales against the box, puts and calls and other transactions in securities of the Company or other derivatives thereof, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling shares of Shares to or through broker-dealers, including broker-dealers who may act as underwriters, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares of Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders may also sell Shares pursuant to Rule 144 promulgated under the Securities Act or pledge Shares as collateral for margin accounts, and such shares of Shares could be resold pursuant to the terms of such accounts. The Selling Shareholders and any participating brokers and dealers may be deemed to be "underwriters" as defined in Section 2(11) of the Securities Act.

      In order to comply with certain state securities laws, if applicable, the Shares will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

      The Company has agreed to bear all expenses, other than selling commissions and fees, in connection with the registration and sale of the Shares being offered by the Selling Shareholders.

                                  LEGAL MATTERS

      The legality of the Common Stock offered hereby will be passed upon for the Company by Phillips Nizer Benjamin Krim & Ballon LLP, New York, New York.

                                     EXPERTS

      The financial statements of the Company as of December 31, 1996 and for each of the years then ended, have been included in this Prospectus in reliance upon the report of Tabb, Conigliaro & McGann, P.C., New York, New York, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and 5757 Wilshire Boulevard, Los Angeles, California 90036; at the New York Regional Office of the Commission, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

      The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1993, as amended (the "Securities Act"), with respect to the registration of the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, which are incorporated therein by reference, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement for such other documents, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission. Each such statement is qualified in its entirety by such reference.

      The Company's Registration Statement on Form S-1, as well as any reports, proxy statements and other information filed under the Exchange Act, can also be obtained electronically after the Company has filed such documents with the Commission through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the Commission maintains a Website (at http://www.sec.gov) that contains such information regarding the Company.

      Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereof) appearing in the documents incorporated herein by reference. This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits thereto) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, from Secretary, Eurotech, Ltd., 1200 Prospect Street, Suite 425, LaJolla, California 92037 (telephone) (619) 551-6844).

                          INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----

Eurotech, Ltd.
      Index to Financial Statements.........................................F-1
      Report of Independent Accountants.................................... F-2
      Financial Statements................................................. F-3
      Notes to Financial Statements........................................ F-7

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          INDEX TO FINANCIAL STATEMENTS

                                                                       Page Nos.
                                                                       ---------

INDEPENDENT AUDITORS' REPORT                                               F-2

BALANCE SHEETS                                                             F-3
      At December 31, 1995 and December 31, 1996

STATEMENTS OF OPERATIONS                                                   F-4
      For the Period from Inception (May 26, 1995) to December 31, 1995,
      For the Year Ended December 31, 1996 and
      For the Period from Inception (May 26, 1995) to December 31, 1996

STATEMENTS OF STOCKHOLDERS' (DEFICIENCY) EQUITY                            F-5
      For the Period from Inception (May 26, 1995) to December 31, 1995, and for the Year Ended December 31, 1996

STATEMENTS OF CASH FLOWS                                                   F-6
      For the Period from Inception (May 26, 1995) to December 31, 1995,
      For the Year Ended December 31, 1996 and
      For the Period from Inception (May 26, 1995) to December 31, 1996

NOTES TO FINANCIAL STATEMENTS                                         F-7 - F-24

Board of Directors and Stockholders
Eurotech, Ltd.

                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying balance sheet of Eurotech, Ltd. (a development stage company) as of December 31, 1995 and 1996 and the related statements of operations, stockholders' equity (deficiency), and cash flows for the period from inception (May 26, 1995) to December 31, 1995, the year ended December 31, 1996 and the period from inception (May 26, 1995) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eurotech, Ltd. (a development stage company) at December 31, 1995 and 1996 and the results of its operations and its cash flows for the period from inception (May 26, 1995) to December 31, 1995, the year ended December 31, 1996 and the period from inception (May 26, 1995) to December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered a loss from operations in each of its two years of operations and, as of December 31, 1996, had a working capital deficiency of $1,809,237 and stockholders' deficiency of $1,674,824. As discussed in Note 1 to the financial statements, these factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                            /s/ Tabb, Conigliaro & McGann, P.C.

                                            TABB, CONIGLIARO & McGANN, P.C.

New York, New York
March 20, 1997

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                                 BALANCE SHEETS

                                     ASSETS
                                    (Note 1)

                                                            At December 31,
                                                        -----------------------
                                                          1995         1996
                                                        ---------   -----------

CURRENT ASSETS:
  Cash (Note 10)                                        $  54,001   $   380,183
  Receivable from related parties (Note 5)                   --          89,918
  Prepaid expenses and other current assets                 1,100        12,978
                                                        ---------   -----------
      TOTAL CURRENT ASSETS                                 55,101       483,079

PROPERTY AND EQUIPMENT - net of accumulated
  depreciation (Notes 2 and 3)                               --          10,556

OTHER ASSETS:
  Organization and patent costs - net of accumulated
    amortization (Note 4)                                   1,375        25,402
  Deferred financing costs (Note 2)                          --          20,304
  Deferred offering costs (Notes 2 and 12)                   --          75,000
  Other assets                                               --           3,151
                                                        ---------   -----------
      TOTAL ASSETS                                      $  56,476   $   617,492
                                                        =========   ===========

               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
  Notes payable (Note 7)                                $    --     $ 2,000,000
  Accrued liabilities (Notes 9 and 11)                     13,100       292,316
                                                        ---------   -----------
      TOTAL CURRENT LIABILITIES                            13,100     2,292,316
                                                        ---------   -----------
COMMITMENTS AND OTHER MATTERS (Notes 1, 7, 9, 10,
  11, 12 and 14)
STOCKHOLDERS' EQUITY (DEFICIENCY):

  Preferred stock - $0.01 par value; 1,000,000 shares
    authorized; -0- shares issued and outstanding            --            --
  Common stock - $0.00025 par value; 50,000,000
    shares authorized; 9,500,800 and 17,223,836
    shares issued and outstanding at December 31,
    1995 and December 31, 1996, respectively (Note 7)       2,375         4,306
  Additional paid-in capital                              557,227     4,804,298
  Due from stockholders (Note 7)                           (3,000)         --
  Unearned financing costs (Note 7)                          --      (2,493,219)
  Deficit accumulated during the development stage       (513,226)   (3,990,209)
                                                        ---------   -----------
      TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)              43,376    (1,674,824)
                                                        ---------   -----------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
        (DEFICIENCY)                                    $  56,476   $   617,492
                                                        =========   ===========

   The accompanying notes are an integral part of these financial statements.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                   For the Period                           For the Period
                                   from Inception                           from Inception
                                 (May 26, 1995) to     For the Year Ended  (May 26, 1995) to
                                 December 31, 1995     December 31, 1996   December 31, 1996
                                 -----------------     -----------------   -----------------
REVENUES                          $       --           $       --          $       --
                                  ------------         ------------        ------------
OPERATING EXPENSES:
  Research and development
    (Note 8)                           212,061            1,170,782           1,382,843
  Consulting fees (Notes 7,
    9 and 11)                          266,900            1,486,830           1,753,730
  Other general and
    administrative expenses             34,265              547,447             581,712
                                  ------------         ------------        ------------
    TOTAL OPERATING EXPENSES           513,226            3,205,059           3,718,285
                                  ------------         ------------        ------------
OPERATING LOSS                        (513,226)          (3,205,059)         (3,718,285)
                                  ------------         ------------        ------------

OTHER EXPENSES:
  Interest expense                        --                 43,422              43,422
                                  ------------         ------------        ------------
  Amortization of deferred
    and unearned financing
    costs (Notes 2 and 7)                 --                228,502             228,502
                                  ------------         ------------        ------------

    TOTAL OTHER EXPENSES                  --                271,924             271,924
                                  ------------         ------------        ------------

NET LOSS                          $   (513,226)        $ (3,476,983)       $ (3,990,209)
                                  ============         ============        ============
NET LOSS PER COMMON SHARE               $(0.06)              $(0.23)
                                        ======               ======
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES AND COMMON
  STOCK EQUIVALENTS
  OUTSTANDING                        8,159,467           14,808,000
                                     =========           ==========

   The accompanying notes are an integral part of these financial statements.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

        FOR THE PERIOD FROM INCEPTION (MAY 26, 1995) TO DECEMBER 31, 1995
                      AND THE YEAR ENDED DECEMBER 31, 1996

                               (Notes 7, 8 and 11)

                                                                            Common Stock             Additional
                                                         Date of       -----------------------         Paid-in
Period Ended December 31, 1995:                        Transaction       Shares        Amount          Capital
                                                       -----------     ----------     --------       -----------
                                                                         (1)
Founder shares issued ($0.00025 per share)              05/26/95        4,380,800       $1,095       $    (1,095)
Issuance of stock for offering consulting fees
  ($0.0625 per share)                                   08/31/95          440,000          110            27,390
Issuance of stock ($0.0625 and $0.25
  per share)                                            Various         4,080,000        1,020           523,980
Issuance of stock for license ($0.0625 per
  share)                                                08/31/95          600,000          150            37,350
Issuance of stock options for offering legal
  and consulting fees                                                        --           --              75,000
Offering expenses                                                            --           --            (105,398)
Net loss                                                                     --           --                --
                                                                       ----------       ------       -----------

Balance - December 31, 1995                                             9,500,800        2,375           557,227

Year Ended December 31, 1996:

Issuance of stock ($0.25 per share)                     Various         1,278,000          320           319,180
Exercise of stock options                               01/18/96          600,000          150              --
Issuance of stock for consulting fees
  ($0.34375 per share)                                  03/22/96          160,000           40            54,960
Issuance of stock for consulting fees
  ($0.0625 per share)                                   05/15/96        2,628,000          657           163,593
Issuance of stock for consulting fees
  ($0.590625 per share)                                 06/19/96        1,500,000          375           885,563
Issuance of stock for consulting fees
  ($1.82 per share)                                     11/12/96           57,036           14           104,275
Issuance of stock pursuant to bridge financing
  ($1.81325 per share)                                  12/96           1,500,000          375         2,719,500
Amortization of unearned financing costs                                     --           --                --
Repayment by stockholders                                                    --           --                --
Net loss                                                                     --           --                --
                                                                       ----------       ------       -----------

Balance - December 31, 1996                                            17,223,836       $4,306       $ 4,804,298
                                                                       ==========       ======       ===========

                                                                                      Deficit
                                                                                    Accumulated
                                                                    Unearned         During the
                                                      Due from      Financing       Development
                                                    Stockholders      Costs            Stage            Total
                                                    ------------   -----------      -----------      -----------
Founder shares issued ($0.00025 per share)            $  --        $      --        $      --        $      --
Issuance of stock for offering consulting fees
  ($0.0625 per share)                                    --               --               --             27,500
Issuance of stock ($0.0625 and $0.25
  per share)                                           (3,000)            --               --            522,000
Issuance of stock for license ($0.0625 per
  share)                                                 --               --               --             37,500
Issuance of stock options for offering legal
  and consulting fees                                    --               --               --             75,000
Offering expenses                                        --               --               --           (105,398)
Net loss                                                 --               --           (513,226)        (513,226)
                                                      -------      -----------      -----------      -----------

Balance - December 31, 1995                            (3,000)            --           (513,226)          43,376

Year Ended December 31, 1996:

Issuance of stock ($0.25 per share)                      --               --               --            319,500
Exercise of stock options                                --               --               --                150
Issuance of stock for consulting fees
  ($0.34375 per share)                                   --               --               --             55,000
Issuance of stock for consulting fees
  ($0.0625 per share)                                    --               --               --            164,250
Issuance of stock for consulting fees
  ($0.590625 per share)                                 3,000             --               --            885,938
Issuance of stock for consulting fees
  ($1.82 per share)                                      --               --               --            104,289
Issuance of stock pursuant to bridge financing
  ($1.81325 per share)                                   --         (2,719,875)            --               --
Amortization of unearned financing costs                 --            226,656             --            226,656
Repayment by stockholders                               3,000             --               --              3,000
Net loss                                                 --               --         (3,476,983)      (3,476,983)
                                                      -------      -----------      -----------      -----------

Balance - December 31, 1996                           $  --        $(2,493,219)     $(3,990,209)     $(1,674,824)
                                                      =======      ===========      ===========      ===========

(1) Share amounts have been restated to reflect the 4 for 1 stock split on June 1, 1996.

   The accompanying notes are an integral part of these financial statements.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                        For the Period from                             For the Period from
                                      Inception (May 26, 1995)                        Inception (May 26, 1995)
                                                to               For the Year Ended             to
                                         December 31, 1995        December 31, 1996      December 31, 1996
                                      -----------------------    ------------------   -----------------------
CASH FLOWS FROM OPERATING
ACTIVITIES
    Net loss                                $  (513,226)             $(3,476,983)           $(3,990,209)
    Adjustments to reconcile net loss to
      net cash used in operating
      activities:
        Depreciation and amortization               182                    1,009                  1,191
        Amortization of deferred and
          unearned financing costs                 --                    228,502                228,502
        Accrued interest                           --                     35,295                 35,295
        Stock issued for license                 37,500                     --                   37,500
        Consulting fees satisfied by
          stock issuances                          --                  1,209,477              1,209,477
                                            -----------              -----------            -----------
            Sub-total                          (475,544)              (2,002,700)            (2,478,244)

        Cash provided by (used in) the
          change in assets and
          liabilities:
            Advances to related parties            --                    (89,918)               (89,918)
            (Increase) decrease in
              prepaid expenses                   (1,100)                 (11,878)               (12,978)
            Increase in other assets               --                     (3,151)                (3,151)
            Increase in accrued
              liabilities                        13,100                  243,921                257,021
                                            -----------              -----------            -----------
           NET CASH USED IN OPERATING
             ACTIVITIES                        (463,544)              (1,863,726)            (2,327,270)
                                            -----------              -----------            -----------
CASH FLOWS FROM INVESTING ACTIVITIES

    Organization and patent costs                (1,557)                 (24,639)               (26,196)
    Capital expenditures                           --                    (10,953)               (10,953)
                                            -----------              -----------            -----------
           NET CASH USED IN INVESTING
             ACTIVITIES                          (1,557)                 (35,592)               (37,149)
                                            -----------              -----------            -----------

CASH FLOWS FROM FINANCING
ACTIVITIES
    Proceeds from exercise of stock
      options                                      --                        150                    150
    Proceeds from issuance of common
      stock                                     522,000                  319,500                841,500
    Offering costs                               (2,898)                 (75,000)               (77,898)
    Repayment by stockholders                      --                      3,000                  3,000
    Net proceeds from notes payable                --                  2,000,000              2,000,000
    Deferred financing costs                       --                    (22,150)               (22,150)
                                            -----------              -----------            -----------
         NET CASH PROVIDED BY FINANCING
           ACTIVITIES                           519,102                2,225,500              2,744,602
                                            -----------              -----------            -----------
INCREASE (DECREASE) IN CASH                      54,001                  326,182                380,183

CASH - BEGINNING                                   --                     54,001                   --
                                            -----------              -----------            -----------
CASH - ENDING                               $    54,001              $   380,183            $   380,183
                                            ===========              ===========            ===========

Supplemental Disclosure of Cash Flow Information:
  Cash paid during the period for:
    Interest                                $      --                $     8,127            $     8,127
                                            ===========              ===========            ===========
    Income taxes                            $      --                $      --              $      --
                                            ===========              ===========            ===========

   The accompanying notes are an integral part of these financial statements.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 1 - BUSINESS AND CONTINUED OPERATIONS

            Eurotech, Ltd. (the "Company") was incorporated under the laws of the District of Columbia on May 26, 1995. The Company is a technology transfer, holding and management company, formed to commercialize new, existing, but previously unrecognized and previously "classified" technologies, with a particular emphasis on those developed by prominent research institutes and individual researchers in the former Soviet Union, and to license Western technologies for business and other commercial applications in Central Europe, Eastern Europe, Ukraine and Russia. The Company acquires rights to selected technologies by purchase, assignments and licensing arrangements. The Company operates its business by licensing its technologies to end-users and through development and operating joint ventures and strategic alliances.

            The Company commenced operations in May 1995. The Company is in the development stage and its efforts have been principally devoted to the research and development activities and organizational efforts, including the identification, review and acquisition of the rights to various technologies, recruiting its scientific and management personnel and alliances and raising capital.

            The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, as shown in the accompanying financial statements, the Company has incurred losses from operations from inception. As of December 31, 1996, the Company has a stockholders' deficiency of $1,674,824, a working capital deficiency of $1,809,237 and has an accumulated deficit since inception of $3,990,209. The Company requires additional funds to continue research and development efforts and complete the necessary work to commercialize its technologies. Until completion of the development of a technology and the commencement of sales, the Company will have no operating revenues, but will continue to incur substantial expenses and operating losses. No assurances can be given that the Company can complete development of any technology or that, if any technology is fully developed, it can be manufactured on a large scale basis or at a feasible cost. Further, no assurance can be given that any technology will receive market acceptance. Being a start-up stage entity, the Company is subject to all the risks inherent in the establishment of a new enterprise and the marketing and manufacturing of a new product, many of which risks are beyond the control of the Company. These factors raise substantial doubt about the Company's ability to continue as a going concern.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 1 - BUSINESS AND CONTINUED OPERATIONS (Continued)

            Since inception, the Company has financed its operations through sale of its securities, shareholder loans and a bridge financing totalling $2,000,000. To support its operations during 1997, the Company is exploring additional sources of working capital, which include a proposed public offering of preferred stock (Note 12), private borrowings and joint ventures.

            While no assurance can be given, management believes the Company can raise adequate capital to keep the Company functioning during 1997. No assurance can be given that the Company can successfully obtain any working capital or complete any proposed offerings or, if obtained, that such funding will not cause substantial dilution to shareholders of the Company. Further, no assurance can be given as to the completion of research and development and the successful marketing of the technologies.

            These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            a) Basis of Accounting

            The Company presents its financial statements on the accrual basis of accounting in compliance with generally accepted accounting principles.

            b) Revenue Recognition

            The Company will derive substantially all of its revenue from the sale, licensing and sub-licensing of technology. Revenue from the sale of technology will be recognized in the year of sale. Revenue from licensing and sub-licensing will be recognized in the year received.

            c) Research and Development

            Research and development costs are charged to expense as incurred.

            d) Use of Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

            e) Fair Value of Financial Instruments

            The financial statements include various estimated fair value information at December 31, 1995 and at December 31, 1996, as required by Statement of Financial Accounting Standards 107, "Disclosures about Fair Value of Financial Instruments". Such information, which pertains to the Company's financial instruments, is based on the requirements set forth in that Statement and does not purport to represent the aggregate net fair value to the Company.

            The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

            Cash and Cash Equivalents: The carrying amount approximates fair value because of the short-term maturity of those instruments.

            Receivables and Payables: The carrying amounts approximate fair value because of the short maturity of those instruments.

            Notes Payable: The carrying amounts of notes payable approximate fair value due to the length of the maturities, the interest rates being tied to market indices and/or due to the interest rates not being significantly different from the current market rates available to the Company.

            All of the Company's financial instruments are held for purposes other than trading.

            f) Cash and Cash Equivalents

            The Company considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents.

            g) Property and Equipment

            Property and equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful life of five years.

            h) Organization and Patent Costs

            Organization costs are being amortized on a straight line basis over 5 years. Patent costs are being amortized on a straight-line basis over 17 years.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

            The Company continually reviews intangibles to assess recoverability from future operations using undiscounted cash flows. Impairments would be recognized in operating results if a permanent diminution in value occurred.

            i) Income Taxes

            The Company provides for federal and state income taxes currently payable and deferred income taxes under Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

            j) Impairment of Assets

            In March 1995, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS 121 is effective for the Company's fiscal year commencing January 1, 1996. The Company believes adoption of SFAS 121 did not have a material impact on its financial statements.

            k) Stock-Based Compensation

            In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company intends to continue to account for its stock based compensation plans in accordance with the provisions of APB 25.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

            l) Stock Split

            On June 1, 1996, the Board of Directors authorized four-for-one stock split, thereby increasing the number of issued and outstanding common shares to 14,166,800 and decreasing the par value of each common share to $0.00025. All references in the accompanying financial statements to the number of common shares and per share amounts for 1995 and 1996 have been restated to reflect the stock split.

            m) Per Share Data

            Net loss per common share and common equivalent share has been computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during the periods presented, which were retroactively adjusted to give recognition to the stock split on June 1, 1996.

            n) Deferred Financing and Offering Costs

            As described in Note 7, the Company successfully completed a private placement of one year promissory notes in December 1996. In connection with the private placement, the Company incurred $22,150 of financing costs as of December 31, 1996. These costs are amortized as financing costs over the life of the promissory notes. The accumulated amortization at December 31, 1996 is $1,846.

            At December 31, 1996, the Company has incurred costs aggregating $75,000 in connection with the proposed public offering of the Company's common stock as described in Note 12. The Company is deferring these costs until the closing of the public offering, at which time these costs will be charged against paid-in capital.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 3 - MACHINERY AND EQUIPMENT

            Machinery and equipment consisted of the following:

                                December 31,             December 31,
                                    1995                     1996
                                ------------             ------------

Cost                              $   -                    $ 10,953
Less:  Accumulated depreciation       -                         397
                                  --------                 --------

                                  $   -                    $ 10,556
                                  ========                 ========

            Depreciation expense for the period from inception (May 26, 1995) to December 31, 1995 and for the year ended December 31, 1996 amounted to $-0- and $397, respectively.

NOTE 4 - ORGANIZATION AND PATENT COSTS

            Organization and patent costs consisted of the following:

                                December 31,                December 31,
                                    1995                        1996
                                ------------                ------------

Organization costs                $  1,557                    $  1,557
Costs of patents                      -                         24,639
Less: Accumulated amortization        (182)                       (794)
                                  --------                    --------

                                  $  1,375                    $ 25,402
                                  ========                    ========

            Amortization expense for the period from inception (May 26, 1995) to December 31, 1995 and for the year ended December 31, 1996 amounted to $182 and $612, respectively.

NOTE 5 - NOTES PAYABLE TO/RECEIVABLES FROM RELATED PARTIES

            During 1996, three shareholders of the Company loaned the Company $341,300 under four separate promissory note. The notes bear interest at the rate of 10% per annum and were due on December 31, 1996. In December of 1996, $141,300 of principal on such notes was repaid by the Company. The balance of $200,000 was converted into four units of the bridge financing discussed in Note 7. Interest expense related to these loans for 1996 amounted to $15,948.

            In December 1996, the Company advanced $84,000 to a consultant and shareholder of the Company. The full amount, plus interest at 10% per annum, was repaid during February 1997.

            During 1996, the Company advanced $5,918 to Arbat Autopark, Ltd., a company related by virtue of common shareholders.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 6 - INCOME TAXES

            For the period from inception (May 26, 1995) to December 31, 1995, pursuant to Internal Revenue Service Code Section 195, the Company elected to treat its expenditures as start-up costs. These costs totalling approximately $510,000 were treated, for income tax purposes, as deferred expenses to be amortized on a straight-line basis over five years.

            The Company did not require a tax provision for the period ended December 31, 1995 and the year ended December 31, 1996 as a result of operating losses during these periods.

            The components of deferred tax assets and liabilities at December 31, 1995 and 1996 are as follows:

                                                      1995              1996
                                                    ---------       -----------

Deferred Tax Assets:
  Net operating loss carryforwards                  $    --         $   769,221
  Start-up costs                                      173,409           173,409
  Temporary differences, principally
  relates to tax effects of
  compensatory element of stock
  issuances                                              --             411,251
                                                    ---------       -----------

    Total Gross Deferred Tax Assets                   173,409         1,353,881

  Less:  Valuation allowance                         (173,409)       (1,353,881)
                                                    ---------       -----------

    Net Deferred Tax Assets                         $    --         $      --
                                                    =========       ===========

            The net change in the valuation allowance for deferred tax assets was an increase of $1,180,472.

            As of December 31, 1996, the Company had available approximately $2,262,000 of net operating losses for income tax purposes that may be carried forward to offset future taxable income, if any. These carryforwards expire in the year 2011. Pursuant to Section 382 of the Internal Revenue Code, substantial restrictions are imposed on the utilization of net operating loss carryforwards in the event of an ownership change.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 6 - INCOME TAXES (Continued)

            A reconciliation of income tax expense at the statutory rate to income tax expense at the Company's effective rate is as follows:

                                                      1995              1996
                                                    ---------       -----------

Computed tax at the statutory rate                  $(174,497)      $(1,182,174)
Non-deductible expenses                                 1,088             1,702
Tax effects of temporary differences                     --             411,251
Start-up costs                                        173,409              --
Unutilized net operating loss                            --             769,221
State income taxes                                       --                --
                                                    ---------       -----------

  Income Tax Expense                                $    --         $      --
                                                    =========       ===========

NOTE 7 - COMMON STOCK

            In May 1995, the Company issued 4,380,800 shares to its founder.

            Since inception (May 26, 1995), the Company completed two offerings of common stock under Rule 504 and one offering under 506 of the Securities Act of 1933 (the "Act") as follows:

            First Offering

            Under the first offering, during the period from inception (May 26, 1995) to December 31, 1995, the Company sold 2,640,000 shares of common stock at $0.0625 per share and derived aggregate proceeds of $165,000, of which $1,000 and $3,000 were receivable from stockholders at December 31, 1996 and December 31, 1995, respectively.

            During August 1995, the Company issued 440,000 shares of common stock, valued at $27,500, to two individuals and a financial institution as consideration for assistance in the above offerings.

            During August 1995, the Company issued 600,000 shares of common stock in connection with its purchase of a license valued at $37,500. The shares were issued as part of the first offering.

            On October 10, 1995, the Company issued 600,000 non-qualified stock options to acquire shares of common stock to one individual and two firms as consideration for financial public relations services, investment banking services and legal services, valued at $75,000, in connection with the above offerings. The options were issued outside of the 1995 Stock Option Plan and had a term of one year commencing January 1, 1996. All of the options were exercised on January 18, 1996 and the related 600,000 shares were issued as part of the first offering.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 7 - COMMON STOCK (Continued)

            Second Offering

            Under the second offering, which commenced in October of 1995, the Company sold 2,718,000 shares of common stock at $0.25 per share and derived aggregate proceeds of $679,500. Of these 2,718,000 shares sold, pursuant to the second offering, 1,440,000 shares were sold during 1995 for aggregate proceeds of $360,000 and 1,278,000 shares were sold during 1996 for aggregate proceeds of $319,500.

            Third Offering/Bridge Financing

            In December 1996, the Company completed a private placement of 40 Units, each consisting of the Company's one-year promissory note in the principal amount of $50,000, bearing interest at the rate of 12% per annum, and 25,000 shares of its common stock for an aggregate offering price of $2,000,000. Of such Units sold, four Units were issued to two shareholders in exchange for cancellation of promissory notes amounting to $200,000 (see Note 5). The Units were offered and sold in reliance on an exemption from registration pursuant to Rule 506 of Regulation D under the Act, and only to accredited investors within the meaning of Rule 501 of Regulation D under the Act.

            The proceeds of such offering were used to pay accrued liabilities, repay shareholders promissory notes of $141,000 and fund research and development costs through February 1997.

            Holders of the shares of common stock issued pursuant to this agreement and have, among other things, demand and mandatory registration rights. Under the agreement, if a registration statement, which includes the common shares issued pursuant to this agreement, is not declared effective by the S.E.C. by April 1, 1997, then an additional 12,500 shares are to be issued for each Unit, or 500,000 shares for all 40 Units. Further, if such registration statement is not declared effective by the S.E.C. by July 1, 1997, then an additional 12,500 shares are to be issued for each Unit, or 500,000 shares for all 40 Units.

            Shares of common stock issued pursuant to this agreement aggregated 1,000,000 and may increase by 500,000 shares or 1,000,000 shares based on the penalty provisions discussed above. As of December 31, 1996, the Company has recorded an additional 500,000 shares to be issued under the offering based on the Company's belief that it would not meet the April 1, 1997 filing deadline.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 7 - COMMON STOCK (Continued)

            The common shares are detachable shares and are accounted for separately from the promissory notes as an addition to paid-in capital for the value of the stock issued and as a reduction of stockholders' equity for the unearned portion. The value assigned to the 1,500,000 shares was based on fair values and amount to $2,719,875. This amount is being amortized on the interest method over a 12-month period and charged to financing costs. The aggregate amount charged to financing costs for the period ended December 31, 1996 amounted to $226,656.

            Costs associated with this offering allocated to the promissory notes have been capitalized and are being amortized as financing costs over the life of the notes (see Note 2).

            Other Issuances

            During 1996, the Company issued 4,345,036 shares of common stock as consideration for consulting services performed by various employees and consultants, including related parties, through December 31, 1996. Shares issued under these arrangements were valued at $1,209,477, which was all charged to operations during 1996.

            Shares of common stock and stock options issued for other than cash have been assigned amounts equal to the fair value of the services or assets received in exchange.

            Warrants

            At December 31, 1996, the Company had outstanding warrants to purchase 900,000 shares of the Company's common stock. On October 1, 1996, 300,000 warrants, which carry certain anti-dilution provisions, became exercisable for a period of five years at an exercise price of $1.50 per share. On May 22, 1997, 600,000 warrants, which carry certain anti-dilution provisions, will become exercisable for a term of four years at an exercise price of $1.00 per share. At December 31, 1996, 900,000 shares of common stock were reserved for this purpose.

NOTE 8 - 1995 STOCK OPTION PLAN

            The Company's 1995 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors and stockholders of the Company on November 12, 1995. Under the Option Plan, 500,000 shares of the Company's common stock, subject to certain adjustments, are reserved for issuance upon the exercise of options. Options granted under the Option Plan may be either (i) options intended to constitute incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or any corresponding provisions of succeeding law (the "Code") or (ii) non-qualified stock options. Incentive stock options

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 8 - 1995 STOCK OPTION PLAN (Continued)

            may be granted under the Option Plan to employees (including officers) of the Company or a subsidiary corporation (or any director of, or consultant or advisor to, the Corporation, as may be selected by the committee) thereof on the date of grant. Non-qualified options may be granted to (i) non-employees of the Company or a subsidiary thereof on the date of the grant, and (ii) consultants of advisors who do not provide bonafide services, and such services must not be in connection with the offer or sale of securities in a capital raising transaction.

            By its terms, the Option Plan is to be administered by a committee (the "Committee") appointed by the Board of Directors which shall consist of either the entire Board of Directors, or by a committee of two or more persons (who may or may not be directors), and who serve at the discretion of the Board of Directors. Subject to the provisions of the Option Plan, the Committee has the authority to determine the persons to whom options will be granted, the exercise price, the term during which options may be exercised and such other terms and conditions as it deems appropriate.

            Any options granted under the Option Plan will be at the fair market value of the common stock on the date of the grant (or 110% of the fair market value in the case of employees holding ten percent or more of the voting stock of the Company). Options granted under the Option Plan will expire not more than ten years from the date of the grant subject to earlier termination under the Option Plan. The term of an incentive stock option granted to a 10% shareholder shall be no more than 5 years from the date of the grant. The Option Plan will terminate on November 12, 2005.

            As of December 31, 1996, no options were granted under the Option Plan.

NOTE 9 - RESEARCH, COLLABORATION, TECHNOLOGY TRANSFER AND LICENSING AGREEMENTS

            a) Under an oral agreement, the Company has agreed to fund the commercialization of certain technologies developed in the former Soviet Union by scientists and researchers at the I.V. Kurchatov Institute ("Kurchatov"), other institutes associated therewith, and the Euro-Asian Physical Society ("EAPS"), collectively the "Scientists". Kurchatov will provide the materials, facilities and personnel to complete the necessary work to commercialize such technologies. Disbursements made by the Company related to the Kurchatov arrangement were charged to research and development expenses and amounted to $174,561 and $1,109,550, respectively, during the period from inception (May 26, 1995) to December 31, 1995 and for the year ended December 31, 1996. Included in accrued expenses at December 31, 1996 is an additional $61,000 related to these services.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 9 - RESEARCH, COLLABORATION, TECHNOLOGY TRANSFER AND LICENSING AGREEMENTS (Continued)

                  In addition, pursuant to an agreement with the Kurchatov Research Holdings, Ltd. ("KRH"), a Delaware corporation, jointly owned by ERBC Holdings, Ltd. ("ERBC") and individual Russian scientists, researchers and academics, who are affiliated with Kurchatov and EAPS, the Company agreed to pay KRH 50% of the net profits derived from the sale, license or commercialization of any technologies or products based upon technologies developed by the scientists and transferred to the Company or supplied by the scientists to the Company. The managing directors of ERBC are shareholders of the Company.

                  In connection with the collaboration agreement discussed above, in September 1996, the Company entered into a licensing agreement with ERBC, whereby ERBC sublicensed its license to use and exploit certain technologies and inventions relating to a silicon organic ("EKOR") compound technology in the United States, Ukraine, Canada, China, Japan, Republic of Korea and all European countries who are members of the European Patent Agreement. The term of the license expires on August 1, 2014. Under the agreement, the Company shall pay to ERBC a royalty equal to 3% of the cost of contracts made by the Company on which the Company would have any income. In addition to the royalty payment, pursuant to the collaboration agreement with KRH, the Company will be required to remit 50% of the net profit derived from the EKOR compound technology to KRH.

            b) In September 1996, the Company entered into a technology transfer and consulting agreement with Eurowaste, Ltd. ("Eurowaste"), under which Eurowaste will pay the Company $2,450,000 upon the initiation of construction of the first waste to energy plant, and a design and implementation consulting fee of $425,000 for each subsequent plant. A shareholder and director of the Company is the Chairman, Chief Executive Officer and a shareholder of Eurowaste.

            c) On May 1, 1995, the Company entered into a license agreement which granted the Company an exclusive right to license certain technologies for medical application systems in Russian/European countries for the remaining life of the patent for $37,500. In lieu of cash, the owner accepted 600,000 shares of the Company's common stock. The agreement called for quarterly royalty payments equal to 5% of gross revenues earned and received by the Company with a minimum annual royalty of $100,000. No minimum royalty payment was to accrue or be payable until December 1, 1995. The Company terminated the agreement on

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 9 - RESEARCH, COLLABORATION AND LICENSING AGREEMENTS (Continued)

                  November 30, 1995 and expensed the cost of the license. No products were developed or sold using the licensed technology and no royalties were due the owner.

            d) On May 29, 1995, the Company entered into a license agreement which granted the Company, for the life of the patent, territorially limited exclusive license to use technology marketed under the name Coherent On Receive Only ("CORO") in Europe and the Near East. In consideration for the grant of the license and the use of the proprietary engineering, the Company agreed to pay the developer $200,000 upon delivery of the technology, along with an 8% royalty payable semi-annually on equipment gross sales.

                  Management is currently evaluating the viability of this technology and its potential uses in various markets.

NOTE 10 - CONCENTRATION OF CREDIT RISK

            Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash which is at one bank. Future concentration of credit risk may arise from trade accounts receivable. Ongoing credit evaluations of customers' financial condition will be performed and, generally, no collateral will be required.

NOTE 11 - COMMITMENTS AND OTHER MATTERS

            Lease Obligations

            In August 1996, the Company entered into a lease agreement to rent office space for a period of fourteen months. Monthly rental under the lease amounts to $2,500, subject to certain expense adjustments.

            Rent expense was approximately $-0- and $10,461 for the period ended December 31, 1995 and the year ended December 31, 1996, respectively.

            Employment Agreement

            The Company has entered into an employment agreement with the President of the Company. The term of that agreement expires on December 31, 1996, and is subject to renewal for additional two-year periods thereafter, and is also subject to earlier termination upon the occurrence of certain specified events. Pursuant to the employment agreement, the President will be entitled to receive: (i) a base salary of $77,374 per year, subject to modification upon each renewal; (ii) an additional 255,000 shares of the Company's common

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 11 - COMMITMENTS AND OTHER MATTERS (Continued)

            stock (which shares were issued in fiscal year 1996) and such bonus and other additional compensation as the Board of Directors may authorize.

            Consulting Agreements

            Commencing January 1, 1996, the Company agreed to pay a consultant and advisor to the Company who is also a shareholder of the Company, monthly consulting fees of $16,667. This agreement expires on December 31, 1996.

            The Company engages ERBC under an oral agreement to develop business plans, develop business opportunities in the European Union, Russian and Ukraine and for the evaluation of various technologies held by former instrumentalities in the former Soviet Union. The Company paid ERBC for consulting services $177,400 and $16,200, respectively, during the period from inception (May 26, 1995) to December 31, 1995 and for the year ended December 31, 1996.

            The Company also utilizes the consulting services of two directors of the Company, who are also managing directors of ERBC, to establish manufacturing alliances and sub-licensing arrangements in Germany and the former Soviet Union. The Company paid the directors an aggregate of $79,500 and $-0-, respectively, during the period from inception (May 26, 1995) to December 31, 1995 and for the year ended December 31, 1996 for these services.

            On April 15, 1996, the Company entered into a consulting agreement for certain public relation services. The agreement calls for a payment of $10,000 and issuance of 20,000 shares of common stock as consideration for services performed through September 15, 1996. Commencing October 15, 1996 through April 15, 1998, the Company is obligated to pay $2,000 and issue 4,000 shares of common stock on a monthly basis as compensation for the consulting services through the earlier of April 15, 1998 or the termination date. Included in accrued expenses at December 31, 1996 is $7,000 related to such services.

            On July 1, 1996, the Company entered into a consulting agreement for certain financial public relations services with a shareholder. The agreement is for a period of one year, with an exclusive right to the Company to terminate the agreement at the end of any calendar quarter. The Company has agreed to issue 75,000 shares of common stock in full consideration for the services to be rendered.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 11 - COMMITMENTS AND OTHER MATTERS (Continued)

            In October 1996, the Company entered into two-year consulting agreements with two individuals for certain advisory services. As full compensation for services to be rendered to the term of the agreements, the Company issued warrants to purchase 150,000 shares of common stock each exercisable for a period of five years commencing October 1, 1996 at an exercise price of $1.50 per share. As of December 31, 1996, no warrants have been exercised.

            In July 1996, as amended, the Company entered into a consulting agreement to provide financial public relations services for a term of two years. The agreement can be terminated by the Company at the end of any calendar quarter by providing one week's written notice to the consultant. The consultant will receive $2,500, increased to $5,000, effective November 1996 on a monthly basis as compensation. Also, the consultant is granted an option to acquire up to 12,500 shares of common stock in each calendar quarter at an exercise price equal to the ask price per share on July 1 of each year as reported by National Quotation Bureau. During 1996, options to acquire up to 25,000 shares of common stock have vested under this agreement, but have not been exercised by the consultant.
            Each option shall has a term of one year.

            In November 1996, the Company entered into a consulting agreement for certain technology advisory services for a term of two years. The Company is obligated to pay $4,000 and issue 20,000 shares of common stock for services performed through November 15, 1996. Commencing December 15, 1996, the consultant is obligated to receive $4,000 and 4,000 shares of common stock on a monthly basis as compensation during the term of the agreement. Included in accrued expenses as of December 31, 1996 is $2,000 related to such services.

            In November 1996, the Company entered into a six-month consulting agreement for financial public relations services. The Company is obligated to pay $2,500 per month under the agreement. Included in accrued expenses as of December 31, 1996 is $2,500 related to such services.

            In December 1996, the Company entered into a consulting agreement for certain advisory services for a term of two years. The advisor is obligated to be paid $2,000 and issued 5,000 shares of common stock for services performed through November 15, 1996. Included in accrued expenses is $2,000 related to such services. In addition, commencing January 1, 1997, on a monthly basis, the advisor will receive as compensation $1,000 and 2,000 shares of common stock during the term of the agreement.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 11 - COMMITMENTS AND OTHER MATTERS (Continued)

            In December 1996, the Company entered into two consulting agreements for certain services for a period of two years. The Company is obligated in January 1997 to pay $2,000 and issued 5,000 shares of its common stock to each consultant for services rendered through the date of the agreement. Included in accrued expenses as of December 31, 1996, is $4,000 related to such services. In addition, commencing January 1, 1997, each consultant will be paid $1,000 on a monthly basis during the term of the agreement. Also, 1,000 and 2,000 shares of common stock, respectively, will be issued on a monthly basis to these consultants.

            In December 1996, the Company entered into a consulting agreement with a shareholder of the Company for certain technology advisory services for a term of two years. Under the agreement, on April 1, 1997, the Company will pay an introductory sum of $2,000 and issue 5,000 shares of common stock. Included in accrued expenses as of December 31, 1996 is $400 related to such services. Commencing April 1, 1997, the shareholder will receive $1,000 on a monthly basis as compensation during the term of the agreement.

            International Operations

            The Company has strategic alliances, collaboration agreements and licensing agreements with entities which are based in Russia and Ukraine. Both of these countries have experienced volatile and frequently unfavorable economic, political and social conditions. The Russian economy and the Ukraine economy are characterized by declining gross domestic production, significant inflation, increasing rates of unemployment and underemployment, unstable currencies, and high levels of governmental debt as compared to gross domestic production. The prospects of wide-spread insolvencies and the collapse of various economic sectors exist in both countries.

            In view of the foregoing, the Company's business, earnings, asset values and prospects may be materially and adversely affected by developments with respect to inflation, interest rates, currency fluctuations, government policies, price and wage controls, exchange control regulations, taxation, expropriation, social instability, and other political, economic or diplomatic developments in or affecting Russia and Ukraine. The Company has no control over such conditions and developments, and can provide no assurance that such conditions and developments will not adversely affect the Company's operations.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 12 - PROPOSED INITIAL PUBLIC OFFERING

            In December 1996, the Company received a letter of intent from an underwriter pursuant to which the firm has agreed in principle to underwrite, on a firm commitment basis, 5,000,000 shares of cumulative convertible preferred stock (not including an underwriter's over- allotment option equal to up to 75,000 shares) at an initial public offering price of $10.00 per share. In connection therewith, the Company has incurred costs aggregating $75,000, which if the offering is not consummated, will be charged to expense.

            The Company is considering alternative financing arrangements and there is no assurance that the Company will complete this or any other offering.

NOTE 13 - SUPPLEMENTAL CASH FLOW INFORMATION

            Non-Cash Transactions

            During the period from inception (May 26, 1995) to December 31, 1995, the Company issued 440,000 shares of common stock to settle liabilities of $27,500 associated with stock offerings and issued 600,000 shares of common stock for the purchase of a license valued at $37,500.

            During the period from inception (May 26, 1995) to December 31, 1995, the Company issued stock options for 600,000 shares of common stock to settle legal and consulting fee liabilities of $75,000 associated with stock offerings.

            During the year ended December 31, 1996, the Company issued 4,440,036 shares of common stock to settle liabilities of $1,381,736 associated with consulting services.

NOTE 14 - SUBSEQUENT EVENTS

            Technology Transfer Agreement

            On January 28, 1997, the Company entered into a technology transfer consulting arrangement with American Autopark, Ltd. ("Arbat") to license its technology, designs, renderings, blueprints and plans for the construction and operation of vertical parking structures. The Company is to receive a fee equal to $1,250 per parking space in each garage erected by Arbat or any of its affiliates based upon the technology transferred to Arbat by the Company. Certain shareholders of the Company are shareholders of Arbat.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                 For the Period from Inception (May 26, 1995) to
             December 31, 1995 and the Year Ended December 31, 1996

NOTE 14 - SUBSEQUENT EVENTS (Continued)

            Memorandum of Intent

            The Chernobyl Nuclear Power Station (an industrial amalgamation of the State Committee of Ukraine on Atomic Energy) ("ChNPP"), Kurchatov, the Ukrainian State Construction Corporation ("Ukrstroj") and the Company have entered into a Memorandum of Intent (the "Chernobyl Memorandum of Intent") which sets forth the intention of ChNPP to enter into a "co-operation agreement" with the Company pursuant to which the Company will provide the financing for the development of an on-site demonstration of the EKOR foam, in conjunction with ChNPP, Ukrstroj and Kurchatov, which will provide the test sites, foam application equipment and technical support, respectively. In furtherance of the foregoing, Ukrstroj and ChNPP have entered into an agreement (the "Ukrstroj"-ChNPP Agreement") to conduct such on-site demonstration testing of the EKOR foam as in necessary to ascertain the specification requirements for its application to the containment of Chernobyl Reactor 4. The Ukrstroj-ChNPP Agreement provides for the Company's participation in and financing of the EKOR demonstration test. The Company estimates that total financing costs for the demonstration test will not exceed $100,000. The on-site demonstration is expected to be conducted in April of 1997.

================================================================================

      No dealer, sales representative or any other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                   ----------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary
Risk Factors
Use of Proceeds
Dividends
Capitalization
Selected Consolidated Financial Data
Management's Discussion and Analysis
  of Results of Operations and
  Financial Condition
Business
Market Price of Common Stock
Management
Principal and Selling Shareholders
Certain Transactions
Description of Securities
Shares Eligible for Future Sale
Plan of Distribution
Legal Matters
Experts
Additional Information
Index to Financial Statements

                                   ----------

================================================================================

================================================================================

                                 EUROTECH, LTD.

                        3,985,035 Shares of Common Stock

                    ----------------------------------------

                                   PROSPECTUS

                    ----------------------------------------

================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

      Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the NASD filing fee, the amounts set forth below are estimates.

Securities and Exchange Commission registration fee...................._________
Printing and engraving expenses ........................................   *
Legal fees and expenses ................................................   *
Accounting fees and expenses ...........................................   *
Blue Sky fees and expenses .............................................   *
Transfer agent fees and expenses .......................................   *
Miscellaneous Expenses .................................................   *
                Total .................................................$   *
                                                                       =========
------------------------

*     To be furnished by amendment.

Item 14.  Indemnification of Directors and Officers

      The Company's Certificate of Incorporation provides that the Company shall, to the full extent permitted by Section 29-304 of the District of Columbia Business Corporation Act, as from time to time amended and in effect (the "BCA"), indemnify any and all persons it has the power to indemnify under said section. Section 29-304 of the BCA grants to the Company the power to indemnify any and all of its directors or officers or former directors of officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties or a party, by reason of being or having been directors or officers or a director or officer of the Company, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person is adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. The foregoing provisions of the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against the Company's directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit the Company and its stockholders.

      Additionally, the Company's By-Laws provide for the indemnification of directors and officers. The specific provisions of the By-Laws related to such indemnification are as follows:

                                   ARTICLE VI

                                 INDEMNIFICATION

                        No director shall be liable to the corporation
                or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
                (3) liability which may be specifically defined by law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by law. The corporation shall indemnify to the fullest extent permitted by law each person that such law grants the corporation the power to indemnify.

Item 15.  Recent Sales of Unregistered Securities

      In December, 1995, the Company completed a private placement of 4,280,0001 shares of its Common Stock for an aggregate offering price of $305,000, of which: (i) 440,000 shares were issued in exchange for services rendered in connection with that offering, valued by the Company at $27,500; (ii) 600,000 shares were issued in exchange for certain legal, financial public relations and investment banking services rendered to the Company and valued by the Company at $75,000 in the aggregate; and (iii) 600,000 shares were issued in exchange for a certain technology license, valued by the Company at $37,500. The shares were offered and sold in reliance on an exemption from registration pursuant to Rule 504 of Regulation D under the Securities Act of 1933 (the "Act") and only to accredited investors within the meaning of Rule 501 of the Regulation D under the Act. The proceeds of such offering have been used as follows:

              Purpose                                  Amount
              -------                                  ------

              Payment for services rendered            $  102,500
              Acquisition of technology                $   37,500
              license                                  $  165,000
              Technology development

      In June, 1996, the Company completed a private placement of 2,718,000(1) shares of its Common Stock for an aggregate offering price of $679,500. The shares were offered and sold in reliance on an exemption from registration pursuant to Rule 504 of Regulation D under the Securities Act of 1933 (the "Act") and only to accredited investors within the meaning of Rule 501 of the Regulation D under the Act. The proceeds of such offering have been used as follows:

----------
      (1) On June 1, 1996, the Company's Board of Directors authorized a four-for-one forward split of the then outstanding shares of the Company's Common Stock. The number of shares issued in this offering have been re-stated adjusted to reflect such stock split.

              Purpose                                  Amount
              -------                                  ------

              Bonuses                                $  20,000
              Accounting Fees                           22,000
              Technology Development                   637,500

In December, 1996, the Company completed a private placement of 40 Units, each consisting of the Company's one-year promissory note in the principal amount of $50,000 and 25,000 shares of its Common Stock for an aggregate offering price of $2,000,000. The Units were offered and sold in reliance on an exemption from registration pursuant to Rule 506 of Regulation D under the Act, and only to accredited investors within the meaning of Rule 501 of Regulation D under the Act.

      The proceeds of such offering have been used as follows:

              Purpose                                  Amount
              -------                                  ------

              Legal fees                             $ 120,000
              Accounting fees                            5,000
              Consulting fees                          350,000
              Repayment of loans                       210,000
              Salaries                                 100,000
              Technology development                   915,000
              Reserved for working capital             300,000

Item 16.  Exhibits and Financial Statement Schedules

      (a) Exhibits:

Exhibit
No.          Description of Exhibit
-------      ----------------------

3.1     Certificate of Incorporation of the Company(1)
3.2     By-Laws of the Company(1)
4.1     Form of Common Stock Certificate(1)
5.1     Opinion of Phillips Nizer Benjamin Krim & Ballon LLP
10.1    Material Contracts(1)
23.1    Consent of Tabb, Conigliaro & McGann
23.2    Consent of Phillips Nizer Benjamin Krim & Ballon LLP (included in
        Exhibit 5.1)
24.1    Power of Attorney (included in Part II)
27      Financial Data Schedule

----------
      (1) Incorporated by reference to the Company's Registration Statement on Form 10 under the Securities Exchange Act of 1934, on file with the Commission.

      (b) Financial Statement Schedules

      All other financial statement schedules are omitted because the information is not required, is not material or is otherwise included in the financial statements or related notes thereto.

Item 17.  Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

      (2) For the purposes of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned in the City of LaJolla, State of California, on May 5, 1997.

                                 EUROTECH, LTD.


                       By:/s/ Randolph A. Graves, Jr.
                          --------------------------------
                            Randolph A. Graves, Jr.

                                POWER OF ATTORNEY

      Each of the undersigned does hereby constitute and appoint Randolph A. Graves, Jr., and each of them acting singly, his attorneys-in-fact and agents, with full power of substitution, to execute for him in his name, and in any and all of his capacities, any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform every act and thing required or necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

       Signature                      Titles                       Date
       ---------                      ------                       ----


/s/Randolph A. Graves, Jr.      Director, Chairman,             May 2, 1997
---------------------------     Chief Executive Officer and
                                Chief Financial Officer


/s/Karl J. Krobath              Director                        May 2, 1997
---------------------------


/s/Jans-Joachim Skrobanek       Director, Secretary             May 2, 1997
---------------------------


/s/Peter Gulko                  Director                        May 2, 1997
---------------------------